Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG:

SHANGHAI CENTURY ACQUISITION CORPORATION

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

AND

THE INDIVIDUALS SET FORTH ON SCHEDULE A

Dated: May 28, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

Page

SCHEDULE L REQUIRED CONSENTS FOR KL ACQUISITION	L-1

SCHEDULE M FORM OF INDEMNIFICATION AGREEMENT	M-1

SCHEDULE N FORM OF VOTING AGREEMENT	N-1

-vi-

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated May 28, 2007, by and among SHANGHAI CENTURY ACQUISITION CORPORATION, a corporation duly organized and existing under the laws of the Cayman Islands and listed on the AMEX (“SHA”, also means CHINA KELUN PHARMACEUTICAL CORPORATION following the Closing (as defined herein)); the individuals listed on Schedule A hereto (collectively, the “KL Shareholders”); and SICHUAN KELUN PHARMACEUTICAL CO., LTD., a joint stock limited liability company incorporated and existing under the laws of the People’s Republic of China (“KL”). Each of SHA, the KL Shareholders and KL are referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in ARTICLE 10 hereof.

RECITALS

WHEREAS, KL consists of (a) the parent company, Sichuan Kelun Pharmaceutical Co., Ltd., together with its subsidiary company Hunan Kelun acquired in 2003 (collectively, “Kelun Joint Stock”) and (b) twelve (12) entities recently acquired which are listed on Schedule B hereto (collectively, the “Acquired Companies”). Hunan Kelun and the Acquired Companies shall hereinafter be collectively referred to as the “KL Subsidiaries;” and

WHEREAS, KL owns and operates the Business in the PRC through Kelun Joint Stock, and the Acquired Companies; and

WHEREAS, the KL Shareholders are the direct and beneficial owners of all of the outstanding share capital of KL (the “KL Shares”); and

WHEREAS, subject to the terms and conditions of this Agreement, SHA, at the Closing, shall acquire all of the KL Shares from the KL Shareholders (the “KL Acquisition”), representing a 100% equity interest in KL.

WHEREAS, following the Closing, SHA will be renamed as China Kelun Pharmaceutical Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

THE KL ACQUISITION

Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.01), the KL Shareholders shall sell, transfer, assign and convey to SHA, and SHA shall purchase from the KL Shareholders, all of the right, title and interest of the KL Shareholders in and to the KL Shares representing all of the registered capital of KL.

Section 1.02 Purchase Price; Payment Schedule.

(a) Subject to the terms and conditions set forth herein, the aggregate purchase price (the “Purchase Price”) to be paid by SHA to the KL Shareholders or their designees for the KL Shares shall consist of the following:

(i) up to 29,000,000 SHA Ordinary Shares (the “Share Payment”) pursuant to Section 1.02(b)(i) and Section 1.02(b)(ii); and

(ii) US$11,500,000 to be paid pursuant to Section 1.02(b)(iii) below, provided that the condition stated in such section is satisfied (“Cash Payment”).

(b) Subject to Section 1.04 below, the Purchase Price shall be paid in the following manner:

(i) Initial Share Payment. At the Closing,

(A) SHA shall deliver to each KL Shareholder the number of SHA Ordinary Shares set forth in the column entitled “Initial Share Payment” of Schedule A opposite his/her name, issued in the name of such KL Shareholder, for an aggregate of 20,000,000 SHA Ordinary Shares (the “Initial Share Payment”):

(B) If the FY2006 Combined Net Profit is less than RMB113,000,000 by ten percent (10%) or more, SHA shall have to right to re-negotiate with KL and the KL Shareholders the aggregate number of SHA Ordinary Shares to be delivered under Section 1.02(b)(i)(A); otherwise, there will be no adjustment to the aggregate number of SHA Ordinary Shares to be delivered under Section 1.02(b)(i)(A).

(C) Any adjustment made to the Initial Share Payment pursuant to Section 1.02(b)(i)(B) above shall be applied pro rata to the KL Shareholders as set forth in Schedule A.

(ii) Earn-Out Share Payments. If SHA achieves or exceeds the Targeted Net Profit in any of FY2007, FY2008 and FY2009, each KL Shareholder shall receive, and SHA shall issue and deliver, the number of SHA Ordinary Shares set forth in the applicable column of Schedule A opposite his/her name (the “Earn-Out Shares”) within sixty (60) days following the delivery of the audited financial statements for the applicable period prepared in accordance with US GAAP. The aggregate number of Earn-Out Shares to be awarded to the KL Shareholders if SHA achieves or exceeds the Targeted Net Profits is 5,000,000, 2,000,000 and 2,000,000 SHA Ordinary Shares in respect of each of FY2007, FY2008 and FY2009, respectively, provided that such number of Earn-Out Shares shall be proportionately adjusted for (a) any increase or decrease in the number of issued SHA Ordinary Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the SHA Ordinary Shares or similar transaction affecting the SHA Ordinary Shares occurring prior to the date of actual award or (b) any other increase or decrease in the number of issued SHA Ordinary Shares effected prior to the date of issuance of such without receipt of consideration by SHA occurring prior the date of actual award. For the avoidance of doubt, notwithstanding otherwise provided herein, no adjustment referred to in the preceding sentence shall be made for (i) any issuance of SHA Ordinary Shares (i) under the then effective Equity Incentive Plan (as defined below) or as a result of the exercise of any option or share appreciation right or other right convertible or exchangeable into SHA Ordinary Shares granted under such Equity Incentive Plan, (ii) any issuance of SHA Ordinary Shares as a result of the exercise of any Warrant, (iii) any issuance of SHA Ordinary Shares as a result of the exercise of the Unit Purchase Option or as a result of the exercise of the warrants issued as a result of the exercise of the Unit Purchase Option, or (iv) any issuance of SHA Ordinary Shares in respect of share options previously granted by SHA as disclosed in Section 4.02(a)(ii) of the Disclosure Schedule.

(iii) Cash Payment. Following the Closing, within sixty (60) calendar days after the earlier of (A) the warrant agent for the Warrants notifying SHA that at least seventy percent (70%) of the outstanding Warrants have been exercised by the holders thereof and (B) SHA sending the notice of redemption to the holders of the outstanding Warrants to exercise its right to redeem the Warrants pursuant to the Prospectus, SHA shall pay in aggregate to a bank account designated by the KL Shareholders’ Representative (the “Designated Account”) US$11,500,000. Each KL Shareholder hereby acknowledges and agrees that the payment made to the Designated Account pursuant to this section shall be deemed as satisfying in full the payment obligation under Section 1.02(a)(ii) above.

Section 1.03 Payment of Cash Purchase Price. All Cash Payments under Section 1.02 shall be made by wire transfer of immediately available United States dollars to the Designated Account.

Section 1.04 Withholding. If SHA is required under any provision of applicable PRC or foreign tax Laws to deduct and withhold any amounts with respect to the making of the payment of the Purchase Price, SHA shall be entitled to deduct and withhold from the payment of the Purchase Price such amounts as required, provided that (a) copies of such provisions of applicable PRC or foreign tax Laws are provided to the KL Shareholders and (b) such payment is actually made to the applicable Governmental Authorities and copies of receipts of which are provided to the KL Shareholders upon their request. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the KL Shareholders in respect of whom such deduction and withholding were made by SHA.

ARTICLE 2

THE CLOSING

Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the KL Acquisition and the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the Business Day on which the last of the conditions to be fulfilled on or prior to the Closing under ARTICLE 8 is fulfilled, at the offices of Morrison & Foerster, 41st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.02 Deliveries.

(a) KL Shareholders. At the Closing, each KL Shareholder will (i) assign and transfer to SHA all of such KL Shareholder’s right, title and interest in and to his,

her or its respective portion of the KL Shares by delivering to SHA the certificates representing such KL Shares, duly endorsed for transfer and free and clear of all liens and (ii) deliver to SHA the certificates, opinions and other agreements contemplated by ARTICLE 8 hereof and the other provisions of this Agreement.

(b) SHA. At the Closing, SHA shall deliver the Initial Share Payment to the KL Shareholders, representing the Purchase Price to which each of the KL Shareholders is entitled pursuant to Section 1.02 and (ii) the certificates, opinions and other agreements and instruments contemplated by ARTICLE 8 hereof and the other provisions of this Agreement.

Section 2.03 Additional Agreements. At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been executed, delivered or otherwise effectuated:

(a) the New SHA Articles;

(b) the New KL Articles;

(c) the Executive Employment Agreement with each of the Key Employees;

(d) the Indemnification Agreement with each Indemnitee; and

(e) the Voting Agreement.

Section 2.04 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF KL AND THE KL SHAREHOLDERS

Subject to the exceptions set forth in the Disclosure Schedule and except for the representations and warranties set forth in Section 3.30, 3.31, 3.32, 3.33, and 3.34, which are made solely by the KL Shareholders, severally and not jointly, to SHA, KL and the KL Shareholders, jointly and severally, represent and warrant to SHA as of the date hereof and as of the Closing as follows, provided, however, in respect of any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Closing Date, neither KL nor any KL Shareholder shall be held liable for any misrepresentation or breach of warranty resulting from such event or circumstance unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of the KL Shareholders or KL, its directors, officers or employees or any of the respective representatives or agents of KL or any KL

Shareholder, in which case KL and the KL Shareholders shall be held liable for any material mispresentation or material breach of warranty resulting from such event or circumstance:

Section 3.01 The KL Shares.

(a) Ownership. The KL Shareholders are the registered and beneficial owners of the KL Shares in the amounts set forth in Section 3.01(a) of the Disclosure Schedule, free and clear of all Liens. Such shares constitute all of the registered capital of KL. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the KL Shares owned by the KL Shareholders, whether or not such rights are presently exercisable.

(b) Capitalization. The registered capital of KL and the total number of the issued and outstanding KL Shares are set forth in Section 3.01(b) of the Disclosure Schedule. All of the outstanding KL Shares are validly issued and fully paid. There are no options, warrants or other contractual rights outstanding which give any Person the right to require the issuance of any share capital of KL, whether or not such rights are presently exercisable.

Section 3.02 Organization of KL. KL is a joint stock limited liability company duly organized, validly existing and in good standing under the laws of the PRC. KL is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by KL or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, singly or in the aggregate, would not have a KL Material Adverse Effect. KL has all requisite power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Governmental Authorities, as presently contemplated to be conducted.

Section 3.03 KL Subsidiaries.

(a) Ownership. KL is the registered and beneficial owner of all of the equity interests of each KL Subsidiary free and clear of all Liens, except Heilongjiang Kelun, Heilongjiang Yaobao and Jilin Kelun. KL is the registered and beneficial owner of an eighty percent (80%) equity interest of Heilongjiang Kelun and an eighty percent (80%) equity interest of Heilongjiang Yaobao. KL Controls all of the operations of Jilin Kelun through certain contractual arrangements as described in details in Section 3.03(a) of the Disclosure Schedule. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or to place any Lien on any KL’s equity interests in any KL Subsidiaries, whether or not such rights are presently exercisable.

(b) Capitalization. The registered capital of each KL Subsidiary is set forth in Section 3.03(b) of the Disclosure Schedule. Except as specifically disclosed in the Disclosure Schedule, all the registered capital of each KL Subsidiary has been duly paid in full. There are no options, warrants or other contractual rights outstanding which give any Person the right to require and subscribe to any increase of the registered capital of any KL Subsidiary, whether or not such rights are presently exercisable.

(c) Organization of KL Subsidiaries. Section 3.03(c) of the Disclosure Schedule sets forth the name, the registered address, the legal representative, the date of establishment, the valid duration and the registered capital of such KL Subsidiary. Each such

KL Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the PRC and is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by such KL Subsidiary or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, singly or in the aggregate, would not have a KL Material Adverse Effect. Each KL has all requisite power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

Section 3.04 Authority and Corporate Action; No Conflict.

(a) Each of KL and the KL Shareholders has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the KL Acquisition and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by KL to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by KL and the KL Shareholders in connection with the KL Acquisition has been duly and validly taken. Each of this Agreement and the Transaction Documents to which KL and each KL Shareholder is a party has been duly executed and delivered by KL and each KL Shareholder and constitutes the valid, binding, and enforceable obligation of KL and each KL Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) or as enforceability may be subject to MOFCOM’s approval.

(b) Neither the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by KL or each KL Shareholder nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the Articles of Association of KL or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which KL or an KL Shareholder is a party or by which it (or any of its Assets and Properties) is subject or bound, except as specifically disclosed in the Disclosure Schedule; (ii) result in the creation of, or give any party the right to create, any Lien upon the Assets and Properties of KL or an KL Shareholder; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which KL or an KL Shareholder is a party, except as specifically disclosed in the Disclosure Schedule; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to KL or an KL Shareholder (other than the reissuance of any such permit, license, qualification, authorization or approval as may be required as a result of KL being converted to a wholly foreign-owned enterprise under PRC Laws immediately following the completion of the KL Acquisition).

Section 3.05 Consents and Approvals. Except as set forth in Section 3.05 of the Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by KL and each KL Shareholder does not, and the performance of this Agreement and the Transaction Documents by it will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

Section 3.06 Licenses, Permits, Etc. Each of KL, the KL Subsidiaries and the Principal Regional Sales Agents possesses or will possess prior to the Closing all Material Permits (For the purposes of this Section 3.06, “Material Permits” shall mean all Permits necessary to own and operate the Business, except for those the absence of which, singly or in the aggregate, would not have a KL Material Adverse Effect). Such Material Permits are described or are as set forth on Section 3.06 of the Disclosure Schedule. True, complete and correct copies of the Material Permits issued to KL, the KL Subsidiaries and the Principal Regional Sales Agents have previously been delivered to SHA. All such Material Permits are in full force and effect and each of KL, the KL Subsidiaries and their respective officers, directors, employees, representatives and agents has complied, and each of KL and the KL Subsidiaries will comply, and shall cause its respective officers, directors, employees, representatives and agents to comply, with all terms of such Material Permits and will take any and all actions necessary to ensure that all such Material Permits remain in full force and effect and that the terms of such Material Permits are not violated through the Closing Date. None of KL and the KL Subsidiaries is, and, to the Best Knowledge of KL and the KL Shareholders, none of the Principal Regional Sales Agents is, in default under any of such Material Permits. To the Best Knowledge of KL and the KL Shareholders, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by KL with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Material Permit applicable to the Business (other than the reissuance of any Material Permits as may be required as a result of KL being converted to a wholly foreign-owned enterprise under PRC Laws immediately following the completion of the KL Acquisition).

Section 3.07 Taxes, Tax Returns and Audits.

(a) To the Best Knowledge of KL and the KL Shareholders, all Tax Returns required to be filed in respect of each of KL and the KL Subsidiaries have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete in all material aspects. Except as otherwise disclosed in the Disclosure Schedule, all Taxes due and payable by each of KL and KL Subsidiaries, whether or not shown as due on such Tax Returns, have been fully paid when due, or, if at the direction of the relevant Governmental Authorities, any such Taxes are not fully paid when due, such failure or failures, singly or in the aggregate, would not have a KL Material Adverse Effect. Each of KL and KL Subsidiaries has established adequate reserves on their respective books of account for all Taxes and for the liability for deferred income Taxes payable in respect of KL or any KL Subsidiary.

(b) There are no agreements or applications by KL or any KL Subsidiary existing for an extension of time for the assessment or payment of any Pre-Closing Taxes and no waivers of the statute of limitations in respect of such Taxes. There are no Tax Liens on any of the Assets and Properties of KL or any KL Subsidiary except for Liens for Taxes not yet due. Neither KL nor any KL Subsidiary has received any claim from any taxing authority in a jurisdiction in which KL or any KL Subsidiary is or may be subject to taxation and in which KL or any KL Subsidiary has failed to file Tax Returns required by that jurisdiction.

(c) Neither KL nor any KL Subsidiary has ever been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and neither KL nor any KL Subsidiary has any material liability for any Taxes of any other Person. Each of KL and KL Subsidiaries has withheld or deducted, in accordance with applicable Laws or the requirements of the relevant Governmental Authorities, all Taxes or other amounts from payments to employees, independent contractors, creditors, shareholders, or any other Persons from which Taxes are required to be deducted or withheld and has timely paid over such Taxes or other amounts to the appropriate Governmental Authorities to the extent due and payable.

(d) None of KL, the KL Shareholders and the KL Subsidiaries expects, and, to the Best Knowledge of KL and the KL Shareholders, no officer or director of KL or any KL Subsidiary expects, any authority to assert a material claim for additional Taxes for any period for which Tax Returns have been filed. Section 3.07(d) of the Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to KL or any KL Subsidiary and indicates those Tax Returns that have been audited or that are currently the subject of audit since January 1, 2004. None of KL, the KL Shareholders and the KL Subsidiaries has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. KL has delivered to SHA correct and complete copies of all annual Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by KL or any KL Subsidiary for and during FY2004, 2005 and 2006 and all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by KL or any KL Subsidiary for the four (4)-month period ended April 30, 2007.

(e) Except as disclosed in the Disclosure Schedule, neither KL nor any KL Subsidiary (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; (iii) has a branch or other permanent establishment in any country outside its country of incorporation or organization; or (iv) has United States real property interests described in Section 897 of the United States Internal Revenue Code of 1986, as amended.

Section 3.08 Management Accounts. Prior to the execution of this Agreement, KL has delivered to SHA (a) the unaudited consolidated financial statements of Kelun Joint Stock and the unaudited financial statements of each of the Acquired Companies prepared by the management of KL in accordance with US GAAP for FY2004, FY2005 and FY2006 (collectively, the “Separate Management Accounts”) and (b) the unaudited combined financial statements of KL and all of the KL Subsidiaries prepared by the management of KL in accordance with US GAAP for FY2006, after adjustments for inter-company transactions and unrealized profits relating thereto and for the twenty percent (20%) minority interest in each of Heilongjiang Kelun and Heilongjiang Yaobao (the “Combined FY2006 Management Accounts”). The Separate Management Accounts and the Combined FY2006 Management Accounts fairly present the financial condition and result of operations of KL and the KL Subsidiaries as of the respective dates thereof and for the periods covered thereby. Both the Separate Management Accounts and the Combined FY2007 Management Accounts are attached to this Agreement as Section 3.08 of the Disclosure Schedule.

Section 3.09 No Undisclosed Liabilities. Section 3.09 of the Disclosure Schedule contains an accurate and complete list and description of each liability of KL and the KL

Subsidiaries of RMB800,000 or more that has not been reflected or reserved against on the Combined FY2006 Management Accounts. Except as and to the extent reflected or reserved against on the Combined FY2006 Management Accounts or otherwise disclosed in Section 3.09 of the Disclosure Schedule, neither KL nor any KL Subsidiary has any other liabilities of RMB800,000 or more, whether known or unknown, absolute, accrued, contingent or otherwise.

Section 3.10 Real Property. Section 3.10 of the Disclosure Schedule contains an accurate and complete list and description of (a) all real properties with respect to which KL or any KL Subsidiary holds valid land use rights as well as any other real estate that is in the possession of or leased by KL or any KL Subsidiary (except for such leased real estate for which the annual rental payment is less than RMB300,000) and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and (b) any lease under which any such Real Property is possessed and which involve an annual rental payment of RMB300,000 or more (the “Real Estate Leases”). Neither KL nor any KL Subsidiary is in default under any of the Real Estate Leases, and none of KL and the KL Shareholders is aware of any default by any of the lessors thereunder.

Section 3.11 Tangible Personal Property. Except as otherwise disclosed in Section 3.11 of the Disclosure Schedule, KL and the KL Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property used in the conduct of the Business, including the tangible personal property reflected in the Combined FY2006 Management Accounts and tangible personal property acquired since December 31, 2006 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. None of KL and the KL Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property. During the three (3)-year period prior to the date hereof, the operations of the Business, as a whole, of KL or any KL Subsidiary have not been interrupted for a period of more than forty-eight (48) consecutive hours in any twelve (12) month period due to inadequate maintenance of the Tangible Personal Property.

Section 3.12 Non-Real Estate Leases. Section 3.12 of the Disclosure Schedule contains an accurate and complete list and description of all Assets and Properties (other than Real Property and Real Estate Leases) involving an annual rental payment of RMB100,000 or more that are leased from any third party under an existing lease that are possessed and used by KL or any KL Subsidiary (excluding Jilin Kelun) as of the date of this Agreement in the operation of the Business. All such leases are referred to herein as the “Non-Real Estate Leases.” Neither KL nor any KL Subsidiary is in default under any of the Non-Real Estate Leases, and none of KL and the KL Shareholders is aware of any default by any of the lessors hereunder.

Section 3.13 Accounts Receivable. The accounts receivable of KL and each KL Subsidiary reflected on the Combined FY2006 Management Accounts and created after December 31, 2006 but prior to the Closing Date, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the KL or the concerned KL Subsidiary’s financial statements. To the Best Knowledge of KL and the KL Shareholders, at least 90% of such these accounts receivable are collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

Section 3.14 Inventory. The inventory of KL and each KL Subsidiary consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions, (b) changes as a result of any industry-wide requirements of any relevant Governmental Authorities, and (c) reserves reflected in the Combined FY2006 Management Accounts for spoiled and discontinued items.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following material Contracts, to which KL or any KL Subsidiary is a party or by which any of its respective Assets and Properties is currently bound (including material Contracts that have expired by their terms or otherwise terminated but have liabilities that continue to attach to KL or any KL Subsidiary)(the “Material Contracts”):

(i)(A) any Contract providing for a commitment of employment or consultation services for a specified or unspecified term which involves payments of RMB100,000 or more per year, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten promises or courses of conduct involving an obligation of KL or any KL Subsidiary to make payments to any employee, consultant, or agent of KL or any KL Subsidiary of RMB100,000 or more per year, other than with respect to salary or incentive compensation payments in the ordinary course of business;

(ii) all Contracts with KL or any KL Subsidiary containing a provision prohibiting or limiting the ability of KL and any KL Subsidiary to engage in any business activity, which prohibition or limitation would result in, or could reasonably be expected to result in, have a KL Material Adverse Effect, or compete with any Person;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv) all Contracts relating to any Indebtedness of KL or any KL Subsidiary in the amount of RMB10,000,000 or more;

(v) all Contracts between KL and/or any KL Subsidiary and all the top-10 suppliers of KL and all Contracts between KL and all the Principal Regional Sales Agents;

(vi) all Contracts involving the grant of a license by any party (other than KL) and involving payments of RMB1,000,000 or more , except standard licenses purchased by KL or any KL Subsidiary for off-the-shelf software;

(vii) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties with a value of RMB1,000,000 or more, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any Acquisition Proposal;

(viii) any Contract which involves payment by or to KL or any KL Subsidiary in the amount of RMB500,000 or more between or among KL or any KL

Subsidiary, on the one hand, and any KL Shareholder, or officer, director, Affiliate or Associate of KL Shareholder or any Associate of any such officer, director or Affiliate (other than KL or any KL Subsidiary), on the other hand;

(ix) all collective bargaining or similar labor Contracts;

(x) all Contracts in which KL or any KL Subsidiary agrees to provide indemnification up to RMB1,000,000 or more or with no monetary limitation at all;

(xi) all Contracts that (A) limit or contain restrictions on the ability of KL or any KL Subsidiary (x) to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital shares, (y) to incur Indebtedness, to incur or suffer to exist any Lien or to purchase or sell any Assets and Properties, in each case, the contractual value thereof being RMB10,000,000 or more, (z) to change the lines of business in which it participates or engages or to engage in any Acquisition Proposal or (B) require KL or any KL Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

(xii) all other Contracts (other than those executed in the ordinary course of business) that are reasonably likely to involve the payment or potential payments, pursuant to the terms of any such Contract, by or to KL or any KL Subsidiary of more than RMB1,000,000 in the aggregate and that involve rights or obligations that extend for more than one year from the date of execution of such Contract.

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither KL or any KL Subsidiary nor, to the Best Knowledge of KL or any KL Shareholder, any other party to any Material Contract is, or has received notice that it is, in material violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in material violation or material default under any such Material Contract) or that another party to a Material Contract listed in Section 3.15(a) of the Disclosure Schedule intends to cancel, terminate or refuse to renew such Material Contract.

(c) None of KL and the KL Subsidiaries is a party to or bound by any Contract that could result, individually or in the aggregate with any other such Contracts, in a KL Material Adverse Effect.

(d) KL has delivered to SHA true and complete copies (or, if not in writing, reasonably complete and accurate written descriptions) of each Material Contract or other arrangement required to be listed on Section 3.15(a) of the Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.16 Intellectual Property Rights.

(a) Part A of Section 3.16(a) of the Disclosure Schedule contains a true, complete and accurate list of all material Intellectual Property owned by KL or any KL Subsidiaries and used in the conduct of the Business, which list shall also include any know-how or trade secret included in such Intellectual Property and a reasonable description identifying and explaining each such know-how or trade secret. Part B of Section 3.16(a) of the Disclosure Schedule contains a true, complete and accurate list of all material Intellectual Property licensed by KL or any KL Subsidiary and used in the conduct of the Business.

Except as specifically disclosed in Section 3.16(a) the Disclosure Schedule, KL or the applicable KL Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property set forth in Parts A of Section 3.16(a) of the Disclosure Schedule, free and clear of any Liens. KL or the applicable KL Subsidiary has a valid and binding license to use all of the Intellectual Property set forth in Part B of Section 3.16(a) of the Disclosure Schedule. All registrations or recordals with and applications to Governmental Authorities in respect of such Intellectual Property listed in both Part A and Part B of Section 3.16(a) of the Disclosure Schedule (the “KL Material Intellectual Properties”) have been made, are valid and in full force and effect There are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by KL or any KL Subsidiary in respect of any KL Material Intellectual Property, except as otherwise disclosed in the Disclosure Schedule. None of KL and the KL Subsidiaries has received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any KL Material Intellectual Property. To the Best Knowledge of KL and the KL Shareholders, no KL Material Intellectual Property is being infringed by any other Person except as otherwise disclosed in the Disclosure Schedule.

(b)(i) To the Best Knowledge of KL and the KL Shareholders, neither the KL Material Intellectual Property, nor the conduct of the Business, infringes upon or misappropriates the rights of any other Person nor is infringed upon or misappropriated by any other Person or its property; (ii) none of KL and the KL Subsidiaries has received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any KL Material Intellectual Property or the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any third parties; (iii) to the Best Knowledge of KL and the KL Shareholders, there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any KL Material Intellectual Property by any third party and/or any current or former officer, employee, Principal Regional Sales Agents, consultant or any other agent of KL or any KL Subsidiary; (iv) none of the KL Material Intellectual Property is subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted or is pending or threatened that challenges or affects the rights of KL or any KL Subsidiary in the same and KL and the KL Shareholders are not aware of any such claim, demand, action or proceeding that is unasserted with respect to any KL Material Intellectual Property; (v) to the Best Knowledge of KL and the KL Shareholders, the ownership and/or use of any KL Material Intellectual Property and continuation of the Business does not and will not infringe upon any Intellectual Property rights or any other rights of any third party; and (vi) none of KL and the KL Subsidiaries has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any KL Material Intellectual Property.

(c)(i) All registrations with and applications to Governmental Authorities in respect of any KL Material Intellectual Property are valid and in full force and effect, (ii) each of KL and the KL Subsidiaries is in compliance with all applicable Laws regarding the use, manufacture, advertising, sale, import, and export of any KL Material Intellectual Property and products incorporating or made and services provided using any KL Material Intellectual Property and (iii) none of KL and the KL Subsidiaries is in material default (nor with the giving of notice or lapse of time or both, would be in material default) under any license, or any other contract or agreement pursuant to which KL or any KL Subsidiary has been granted a right, to use any KL Material Intellectual Property.

(d) KL and the KL Subsidiaries have taken all necessary steps to protect and preserve the secrecy, confidentiality and value of all Intellectual Property used in the conduct of the Business, including all trade secrets and source code included in the Intellectual Property not subject to issued letters of patents.

(e)(i) To the Best Knowledge of KL and the KL Shareholders, all right, title and interest in and to all works of authorship and all other materials subject to copyright protection and included in any KL Material Intellectual Property are legally vested in (by valid assignment or otherwise) KL or any KL Subsidiary; (ii) all rights in all inventions and discoveries, made, developed or conceived by any employee or independent contractor of KL or any KL Subsidiary that are contracted or retained by KL or any KL Subsidiary to develop any products or technologies for KL or such KL Subsidiary (except as otherwise disclosed in the Disclosure Schedule) during the course of their employment (or other retention) by KL or such KL Subsidiary, and relating to or included in any KL Material Intellectual Property, or made, written, developed or conceived with the use or assistance of the facilities or resources of KL or any KL Subsidiary; or that are the subject of one or more issued letters patent or patent application and that relate to are included in any KL Material Intellectual Property have been assigned in writing to KL or a KL Subsidiary, as applicable; (iii) all Key Employees, all department heads, all core research and development staff and all the employees who are involved in developing or upgrading any KL Material Intellectual Property and independent contractors of KL or any KL Subsidiary that are contracted or retained by KL or any KL Subsidiary to develop any products or technologies for KL or such KL Subsidiary (except as otherwise disclosed in the Disclosure Schedule) during the three (3)-year period prior to the date hereof have signed documents confirming that each of them will assign to KL or the applicable KL Subsidiary all Intellectual Property rights made, written, developed or conceived by them during the course of their employment (or other retention) by KL or such KL Subsidiary and that relate to or are included in any KL Material Intellectual Property or made, written, developed or conceived with the use or assistance of the facilities or resources of KL or any KL Subsidiary to the extent that ownership of any such Intellectual Property rights does not vest in KL or such KL Subsidiary, by operation of law. Any and all documentation relating to any know-how and/or trade secrets included in any KL Material Intellectual Property is current, accurate, and sufficient in detail and content to identify and explain such know-how and/or trade secrets and to allow its full and proper use without reliance on the knowledge or memory of any individual.

Section 3.17 Title to and Condition of Assets.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, each of KL and the KL Subsidiaries has good and marketable title to all the Assets and Properties owned by it. Except as set forth in Section 3.17(a) of the Disclosure Schedule, none of such Assets and Properties is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature. None of KL and the KL Subsidiaries is in default with respect to any Lien set forth in Section 3.17(a) of the Disclosure Schedule.

(b) To the Best Knowledge of KL and the KL Shareholders, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof. To the Best Knowledge of KL and the KL Shareholders, there are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Governmental Authority. There are no outstanding Contracts made by KL or any KL Subsidiary for any improvements to the Real Property for which there is an outstanding amount payable of RMB500,000 or more. No person, other than KL or the relevant KL Subsidiary, owns any equipment or other tangible assets or properties situated on the Real Property material to the operation of the Business.

(c) The use and operation of the Real Property is in full compliance in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, each of KL and the KL Subsidiaries shall have the right under all applicable Laws to continue the use and operation of the Real Property in the conduct of the Business. During the three (3)-year period prior to the date hereof, neither KL nor any KL Subsidiary has received any written notice of any material violation (or claimed material violation) of or investigation of such material violation (or claimed material violation) regarding any applicable Laws in relation to the Real Property, which notice or investigation resulted in a penalty or fine in an amount equal to RMB10,000 or more or resulted in any order restricting the use by KL or any KL Subsidiary of any Real Property.

(d) To the Best Knowledge of KL and the KL Shareholders, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

(e) Neither KL nor any KL Subsidiary has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings instituted but not settled which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property.

(f) To the Best Knowledge of KL and the KL Shareholders, all the facilities and utilities required by the operations of the Business or otherwise required by any applicable Law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. As of the date hereof, neither KL nor KL Subsidiary has received any written notice notifying the existence of any fact or circumstance which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(g) All Permits, certificates, easements and rights of way, including proof of dedication, as applicable, required from all Governmental Authorities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(h) Neither KL nor any KL Subsidiary has received written notice and has any knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(i) No portion of the Real Property, during the three (3)-year period prior to the date hereof, has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

(j) To the Best Knowledge of KL and the KL Shareholders, there are no encroachments or other facts or conditions affecting the Real Property which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as used, occupied and operated in the conduct of the Business.

Section 3.18 Absence of Certain Changes. Except as agreed by SHA in advance or incurred in the course of the ordinary business in compliance with past practice, neither KL nor any KL Subsidiary has, since December 31, 2006:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding RMB1,000,000 (or other currency equivalent);

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding RMB1,000,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding RMB1,000,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Combined FY2006 Management Accounts, and liabilities incurred since December 31, 2006 in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any Assets and Properties exceeding RMB1,000,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and Assets and Properties no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim of RMB1,000,000 or more, or waived or released any right of substantial value;

(f) received any written notice of termination of any Material Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding RMB1,000,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a KL Material Adverse Effect;

(g) had any material change in its relations with its employees or Principal Regional Sales Agents, clients or insurance carriers which has had or might reasonably be expected to have an KL Material Adverse Effect;

(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets and Properties of any kind whatsoever to any shareholder of KL or any affiliate of any shareholder of KL, or purchased or redeemed, or agreed to purchase or redeem, any of its share capital, or made or agreed to make any payment to any shareholder of KL or any affiliate of any shareholder of KL, whether on account of debt, management fees or otherwise;

(j) suffered any other material adverse effect in its Assets and Properties, liabilities, financial condition, results of operations or business; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

Section 3.19 Employee Plans; Labor Matters.

(a) During the three (3)-year period prior to the date hereof, other than statutory social insurance plans operated under the Laws of the PRC or any statutory employee benefits under the Laws of the PRC, none of KL and the KL Subsidiaries provides or is obligated to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, independent contractors or agents of KL or any KL Subsidiaries. Except as otherwise disclosed in the Disclosure Schedule, none of KL and the KL Subsidiaries is a party to or is bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement (other than those statutorily required under the Laws of the PRC). Except as otherwise disclosed in the Disclosure Schedule, each of KL and the KL Subsidiaries has complied with all applicable Laws relating to any of the Benefit Plans, all such contributions and payments required to be made by any employees of KL and the KL Subsidiaries with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authority, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of KL and any KL Subsidiary.

(b) Each of the Principal Regional Sales Agents is an independent service provider appointed by KL to provide product sales agent services in the relevant geographic regions. None of the Principal Regional Sales Agents and the sales representatives and other staff respectively hired or controlled by such Principal Regional Sales Agents has been an employee of KL or any KL Subsidiary (except as otherwise disclosed in the Disclosure Schedule) or has otherwise been treated as an employee on the payroll of KL or any KL Subsidiary during the three (3)-year period prior to the date hereof.

Section 3.20 Compliance with Law. The Business has been conducted, and is now being conducted, by KL and each KL Subsidiary in compliance in all material respects with all applicable Laws. None of KL, the KL Subsidiaries and their respective officers, directors and employees (a) is, and during the three (3)-year period prior to the date hereof was, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the Business; and (b) has received any notice from any Governmental Authority, and to the Best Knowledge of KL and the KL Shareholders, no Action is threatened, which alleges that KL or any KL Subsidiary has violated, or not complied with, any of the above, which Action may result in any penalty and fine in the amount of RMB10,000 or more.

Section 3.21 Compliance with PRC Anti-Corruption Laws. None of KL, the KL Subsidiary and their respective directors or officers has, and to the Best Knowledge of KL and the KL Shareholders, none of their employees, representatives or agents has violated any applicable PRC Laws that prohibit directly or indirectly making any payment (including any kick-back or commission) or giving other thing of value (including any fee, gift, travel expense or entertainment) to any person who is an official, officer, agent, employee or representative of any Governmental Authority or any existing or prospective customer (whether or not government-owned) in order to gain any business, commercial or financial advantage or benefit.

Section 3.22 Related-Party Transactions. Except for compensation to employees for services rendered, as of the date of this Agreement, (a) there are no inter-company Liabilities between KL or any KL Subsidiary, on the one hand, and any KL Shareholder, or officer, director, Affiliate or Associate of KL or any KL Subsidiary or any Associate of any KL Shareholder or such officer, director or Affiliate (other than KL and any KL Subsidiary), on the other, (b) neither any KL Shareholder or any such officer, director, Affiliate or Associate provides or causes to be provided any material Assets and Properties, services or facilities to KL or any KL Subsidiary, (c) none of KL and the KL Subsidiaries provides or causes to be provided any material Assets and Properties, services or facilities to any KL Shareholder or any such officer, director, Affiliate or Associate and (d) none of KL and the KL Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any KL Shareholder or any such officer, director, Affiliate or Associate. Each of the Liabilities and transactions listed in Section 3.22 of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis. None of KL Shareholders or any such officer, director, Affiliate or Associate has any direct or indirect interest in excess of 1% in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of KL or any KL Subsidiary nor, to the Best Knowledge of KL and the KL Shareholders, does any such Person receive income from any source other than KL or any KL Subsidiary which relates to the Business, or should properly accrue to, KL or the relevant KL Subsidiary.

Section 3.23 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a KL Material Adverse Effect, and except as otherwise disclosed in the Disclosure Schedule, during the four (4)-year period prior to the date hereof:

(a) KL and KL Subsidiaries have complied with all then applicable Laws in relation to environment protections;

(b) the properties currently owned or operated by KL and KL Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(c) neither KL nor any KL Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property;

(d) Neither KL nor any KL Subsidiary has been associated with any release or treat of release of any Hazardous Substance;

(e) Neither KL nor any KL Subsidiary has received any outstanding notice, demand, letter, claim or request for information alleging that KL or any of the KL Subsidiaries may be in violation of or liable under any environmental Laws;

(f) Neither KL nor any KL Subsidiary is subject to any orders, decrees, injunctions or other arrangements of any Governmental Authority or is subject to any indemnity or other agreement with any third party relating to liability under any environmental Laws of the PRC or relating to Hazardous Substances; and

(g) there are no circumstances or condition involving KL or any KL Subsidiary that could reasonably be expected as of the date hereof to result in any claims, liability, investigations, costs or restrictions on the ownership, sue or transfer of any property of KL or any KL Subsidiary pursuant to any environmental Laws of the PRC.

Section 3.24 Records. The books of account, minute books and shareholder records of KL and each KL Subsidiary are complete and correct in all material respects, and there have been no material transactions involving KL or any KL Subsidiary which are required to be set forth therein and which have not been so set forth.

Section 3.25 Bank and Brokerage Accounts; Investment Assets. Section 3.25 of the Disclosure Schedule sets forth, as of the date hereof, (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which KL or any KL Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of KL or any KL Subsidiary having signatory power with respect thereto (excluding (i) those temporary accounts set up by a bank in the name of KL or any KL Subsidiary for security deposit purposes in connection with any bank notes or instruments purchased by KL or such KL Subsidiary in its ordinary course of business and (ii) those temporary accounts set up by a bank in the name of KL or any KL Subsidiary in connection with any loan borrowed by KL or any KL Subsidiary from such bank for the sole purposes of advancing the loan and making repayment thereof); and (c) a list of each Investment Asset held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 3.26 No Powers of Attorney. Except as otherwise disclosed in the Disclosure Schedule, none of KL and the KL Subsidiaries has any powers of attorney or comparable delegations of authority currently outstanding.

Section 3.27 Insurance. Section 3.27 of the Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies involving insurance premiums of RMB50,000 or more maintained by each of KL and the KL Subsidiaries which are in force as of the date hereof and the amounts of coverage thereunder. During the three (3) year period prior to the date hereof, neither KL nor any KL Subsidiary has been refused insurance in connection with the Business, nor has any claim of RMB100,000 or more been made in respect of any such agreements or policies, except as set forth in Section 3.27 of the Disclosure Schedule.

Section 3.28 Litigation. There are no Actions by any Governmental Authority or Person by or against KL or any KL Subsidiary, nor, to the Best Knowledge of KL and/or the KL Shareholders, any currently contemplated potential Action by any Governmental Authority or Person against KL or any KL Subsidiary. None of KL, the KL Subsidiaries or any of their respective Assets and Properties is subject to any Action by a Governmental Authority or Person which would cause a KL Material Adverse Effect.

Section 3.29 Settled Litigation. Section 3.29 of the Disclosure Schedule sets forth a description of all settled or litigated claims in the amount of RMB100,000 or more against KL or any KL Subsidiary during the three (3)-year period prior to the date hereof.

Section 3.30 Disclosure of SHA Information. Each KL Shareholder acknowledges that all of the SEC Reports (defined in Section 4.08) were fully available to it. Each KL Shareholder acknowledges that it has received all the information that it has required relating to SHA and the acquisition of the SHA Ordinary Shares. Each KL Shareholder further represents that it has had an opportunity to ask questions and receive answers from SHA regarding the terms and conditions of its acquisition of the SHA Ordinary Shares. The foregoing, however, does not limit or modify the representations and warranties of KL and the KL Shareholders in this Agreement, in the other Transaction Documents or elsewhere, or the right of SHA to rely thereon.

Section 3.31 Purchase for Own Account. The SHA Ordinary Shares to be received by each KL Shareholder are being acquired for investment for such KL Shareholder’s own account and not otherwise as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Each KL Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same and is subject to a twenty-four (24) month lock-up period with respect to his/her sale or disposal of SHA Ordinary Shares pursuant to Section 5.09 hereof.

Section 3.32 No Registration. Based on the SEC Reports, each KL Shareholder is aware that the SHA Ordinary Shares acquired by him or her under this Agreement have not been registered under the Securities Act, that their offer and sale pursuant to this Agreement are intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the SEC, and that such SHA Ordinary Shares cannot be sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each KL Shareholder is also aware that the SHA Ordinary Shares acquired by him or her have not been registered or qualified in any jurisdiction, that sales or transfers of such SHA Ordinary Shares may be further restricted by non-U.S. securities laws, the provisions of this Agreement, the other Transaction Documents and the Current Articles and that the certificates for such SHA Ordinary Shares will bear appropriate legends describing the restrictions on their transfer. Each KL Shareholder has no immediate need for liquidity in connection with the acquisition of SHA Ordinary Shares, and does not anticipate that it will be required to sell his or her SHA Ordinary Shares in the foreseeable future.

Section 3.33 Suitability of Investment.

(a) Each KL Shareholder has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the SHA Ordinary Shares, except in accordance with applicable Laws, including, but not limited to, securities laws, as well as the provisions of this Agreement, the other Transaction Documents and the Current Articles as long as such documents remain in effect;

(b) Each KL Shareholder has determined that the SHA Ordinary Shares are a suitable investment for such KL Shareholder and that such KL Shareholder can bear the economic risk of the acquisition of SHA Ordinary Shares;

(c) Each KL Shareholder (i) certifies that such KL Shareholder is not a “U.S. person” within the meaning of Rule 902 of Regulation S, and that such KL Shareholder is not acquiring the SHA Ordinary Shares for the account or benefit of any such U.S. person, (ii) agrees to resell the SHA Ordinary Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such SHA Ordinary Shares unless in compliance with the Securities Act, (iii) agrees that any certificates for any SHA Ordinary Shares issued to such KL Shareholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such SHA Ordinary Shares may not be conducted unless in compliance with the Securities Act, and (iv) agrees that SHA is hereby required to refuse to register any transfer of any SHA Ordinary Shares issued to such KL Shareholder not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Section 3.34 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KL, any KL Subsidiary or any KL Shareholder.

Section 3.35 Disclosure. No representation or warranty by KL or any KL Shareholder contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to SHA pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.36 Proposed Business Plan. Prior to the date hereof, KL has delivered to SHA a proposed business plan that contains, among others, detailed proposed financial projections (including all the relevant assumptions), capital expenditure plan, operational budgets and financial plan for FY2007, FY2008 and FY2009 on an annual basis (the “Proposed Business Plan”). The Proposed Business Plan and the financial and other projections contained therein were prepared in good faith based on KL’s management’s experience in the industry and on assumptions of fact and opinion as to future events which they, at the date of the issuance of the Proposed Business Plan, believed to be reasonable, consistent with past practice and on a realistic basis after careful examination and due consideration of all other relevant factors. As of the date hereof, no facts have come to the attention of KL or the management of KL which would be reasonably expected to require the material revision of the assumptions underlying such projections, estimates and other forward-looking information or the conclusions derived therefrom

Section 3.37 Survival of Representations and Warranties. The representations and warranties of KL and each KL Shareholder set forth in this Agreement shall survive the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SHA

Subject to the exceptions set forth in the Disclosure Schedule, SHA represents and warrants to KL and each KL Shareholder as of the date hereof and as of the Closing as follows, provided, however, in respect of any event or change of circumstance occurring during the period from the day immediately following the date hereof up to and including the Closing Date, SHA shall not be held liable for any misrepresentation or breach of warranty resulting from such event or circumstance unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of SHA, its directors, officers, employees, respective representatives or agents, in which case SHA shall be held liable for any material mispresentation or material breach of warranty resulting from such event or circumstance:

Section 4.01 Organization. SHA is a corporation duly organized, validly existing and in good standing under the law of the Cayman Islands. It is currently listed on the AMEX.

Section 4.02 Capitalization.

(a) Capitalization.

(i) Shares. As of the date hereof, the authorized share capital of SHA includes 50,000,000 SHA Ordinary Shares, 17,500,000 of which are issued and outstanding, and 5,000,000 preferred shares, none of which is issued and outstanding.

(ii) Warrants and Options. Section 4.02(a)(ii)of the Disclosure Schedule sets forth all the outstanding options, warrants or rights to acquire any share capital of SHA. Other than those set forth on Section 4.02(a)(ii) of the Disclosure Schedule, there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of SHA or to subscribe to any increase of any share capital of SHA.

(b) Disputes. There are no disputes, arbitrations or litigation proceedings involving SHA with respect to the SHA Ordinary Shares and outstanding warrants, options and other rights relating to the share capital of SHA.

(c) Issuances. Except for the issuance of the SHA Ordinary Shares, warrants and options as set forth in Section 4.02(c) of the Disclosure Schedule, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of SHA.

Section 4.03 SHA Subsidiaries. Except as registered as overseas company in Hong Kong (the detail of which is set forth in Section 4.03 of the Disclosure Schedule), SHA does not have any subsidiaries, branches and representive offices.

Section 4.04 Authority and Corporate Action; No Conflict.

(a) SHA has all necessary corporate power and authority to enter this Agreement and the Transaction Documents to which it is a party and, subject to the requirement to obtain shareholder approval, to consummate the KL Acquisition and transactions contemplated hereby and thereby. All board of directors actions necessary to be taken by SHA to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements delivered in connection with the KL Acquisition has been duly and validly taken. Each of this Agreement and the Transaction Documents to which SHA is a party has been duly executed and delivered by SHA and constitutes the valid, binding, and enforceable obligation of SHA, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of shareholder approval.

(b) Neither the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by SHA nor (assuming receipt of shareholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of SHA or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which SHA is a party or by which SHA (or any of the Assets and Properties of SHA) is subject or bound; (ii) result in the creation of, or give any party the right to create, any Lien upon the Assets and Properties of SHA; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which SHA is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to SHA.

Section 4.05 Consents and Approvals. Other than the requirement to obtain shareholders’ approval, clear with the SEC (as defined in Section 6.03) its comments with respect to the Proxy Statement and file the Proxy Statement with the SEC, the execution and delivery of this Agreement and the Transaction Documents by SHA under any applicable Laws of the United States (and any state thereof) or the Cayman Islands does not, and the performance of this Agreement and the Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

Section 4.06 Licenses, Permits, Etc. SHA possesses or will possess prior to the Closing all Permits necessary to own and operate the business as now being conducted by it, except for those the absence of which, singly or in the aggregate, would not have a SHA Material Adverse Effect. Such these necessary Permits are described or are as set forth on Section 4.06 of the Disclosure Schedule. True, complete and correct copies of Permits issued to SHA have previously been delivered to KL. All such Permits are in full force and effect and SHA and its officers, directors, employees, representatives and agents has complied, and SHA will comply, and shall cause its officers, directors, employees, representatives and agents to comply, with all terms of such Permits and will take any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. SHA is not in default under any of such Permits. To the Best Knowledge of SHA, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.

Section 4.07 Valid Issuance of SHA Ordinary Shares. At the Closing, the SHA Ordinary Shares to be issued to the KL Shareholders hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of SHA in accordance with their terms and will have been issued in compliance with all applicable US federal and state securities laws and the Laws of the Cayman Islands.

Section 4.08 SEC Reports.

(a) SHA has delivered to KL or there have been available by public means (i) SHA’s annual financial report on Form 10-K for FY2006 (ii) the Prospectus, and (iii) all other reports filed by SHA under the Securities Act and the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b) As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to SHA for such SEC Report, including the Securities Act and the Exchange Act.

(c) Each SEC Report as of its filing date and the Prospectus, as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. SHA has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

Section 4.09 Taxes.

(a) To the Best Knowledge of SHA, all tax returns required to be filed in respect of SHA have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete in all material aspects. All Taxes due and payable by SHA, whether or not shown as due on such tax returns, have been fully paid when due.

(b) There are no agreements or applications by SHA existing for an extension of time for the assessment or payment of any Pre-Closing Taxes and no waivers of the statute of limitations in respect of such Taxes. There are no Tax Liens on any of the Assets and Properties of SHA except for Liens for Taxes not yet due. SHA has not received any claim from any taxing authority in a jurisdiction in which SHA is or may be subject to taxation and in which SHA has failed to file tax returns required by that jurisdiction.

(c) SHA has never been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and SHA does not have any material liability for any Taxes of any other Person. SHA has withheld or deducted, in accordance with applicable Laws or the requirements of the relevant Governmental Authorities, all Taxes or other amounts from payments to employees, shareholders, or any other Persons from which Taxes are required to be deducted or withheld and has timely paid over such Taxes or other amounts to the appropriate Governmental Authorities to the extent due and payable.

(d) To the Best Knowledge of SHA, SHA does not expect any authority to assert a material claim for additional Taxes for any period for which tax returns thereof have been filed. Section 4.09(e) of the Disclosure Schedule lists all jurisdictions in which tax returns are filed with respect to SHA and indicates those tax returns thereof that have been audited or that are currently the subject of audit. SHA has not received any notice that any Governmental Authority will audit or examine (except for any such general audit or examination routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.

Section 4.10 No Undisclosed Liabilities. Except for those incurred by SHA in connection with the due diligence, negotiation and the consummation of the KL Acquisition and except for those liabilities set forth in the SEC Reports and of the KL Acquisition, including but not limited to fees and expenses payable to SHA’s legal counsel, accountants and other consultants and advisers, SHA does not have any other liabilities of RMB500,000or more, whether known or unknown, absolute, accrued, contingent or otherwise.

Section 4.11 Real Property. SHA does not own or lease any Real Properties.

Section 4.12 Tangible Personal Property. SHA is in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property used in the conduct of the business being conducted by it. All the foregoing tangible personal property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

Section 4.13 Absence of Certain Changes. Except as set forth in Section 4.02(c) of the Disclosure Schedule or incurred in the ordinary course of business consistent with past practice, SHA has not, since December 31, 2006:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) been removed from trading on the AMEX because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies warning or punishing SHA due to a violation of exchange market rules or receive notice of termination or suspension in trading on the AMEX;

(c) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have an SHA Material Adverse Effect;

(d) suffered any other material adverse effect in its Assets and Properties, liabilities, financial condition, results of operations or business; or

(e) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clause (d)).

Section 4.14 Compliance with Law. The business of SHA has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. SHA and its officers, directors and employees (i) are not, and during the periods of SHA’s existence were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of SHA; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of SHA none is threatened, alleging that SHA has violated, or not complied with, any of the above.

Section 4.15 Disclosure. No representation or warranty by SHA contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to KL or the KL Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 4.16 Records. The books of account, minute books and shareholder records of SHA are complete and correct in all material respects, and there have been no material transactions involving SHA which are required to be set forth therein and which have not been so set forth.

Section 4.17 Bank and Brokerage Accounts; Investment Assets. Section 4.17 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which SHA has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of SHA having signatory power with respect thereto; and (c) a list of each Investment Asset held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 4.18 Litigation. There are no Actions by any Governmental Authority or Person by or against SHA, nor, to the Best Knowledge of SHA, currently contemplated potential Action by any Governmental Authority or Person against SHA. None of SHA or any of its Assets and Properties is subject to any Action by a Governmental Authority or Person which would cause a material adverse effect on the operations and the Assets and Properties of SHA.

Section 4.19 Brokers. Except as otherwise disclosed in the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SHA.

Section 4.20 Intellectual Property Rights.

(a) SHA does not own any Intellectual Property. Other than on shelf office Software, SHA does not license any Intellectual Property from any other Person.

(b)(i) SHA has not received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the on shelf office Software used in its operations infringes upon, misappropriates or otherwise violates the Intellectual Property of any third parties; (ii) to the Best Knowledge of SHA, there has been no unauthorized use of such Software, or infringement, misappropriation or other violation of any of the Intellectual Property in relation to such Software, by any current or former officer, employee, independent contractor, consultant or any other agent of SHA.

Section 4.21 Title to and Condition of Assets.

(a) SHA has good and marketable title to all the Assets and Properties owned by it. None of such Assets and Properties is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

Section 4.22 Employee Plans; Labor Matters. Except as set forth in the Disclosure Schedule and except as pursuant to any statutory requirement of any applicable Laws, SHA does not provide or be required to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, or agents of SHA. SHA is not a party to or is bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement. SHA has no liability whatsoever to make any payment to or for the benefits of any current or former employee, officer, or agent with respect to statutory social insurance plans operated under the applicable Laws. SHA has complied with all applicable Laws relating to any of the Benefit Plans.

Section 4.23 Compliance with the Foreign Corrupt Practices Act. None of SHA and its directors or officers has, and to the Best Knowledge of SHA, none of SHA’s employees, representatives or agents has, to obtain or retain business, directly or indirectly offered, paid or promise to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of US$100 in the aggregate to any one individual in any year) or any commission payment to : (i) any person who is an official, officer, agent, employee or representative of any Governmental Authorities or any existing or prospective customer (whether or not government owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

Section 4.24 Related-Party Transactions. Except for compensation to SHA’s consultants and employees for services rendered and except for those disclosed in the Prospectus, there are no material related party transactions between SHA, on the one hand, and any officer, director, Affiliate or Associate of SHA or such officer, director or Affiliate (other than SHA), on the other.

Section 4.25 Insurance. Section 4.25 of the Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies involving insurance premiums of RMB50,000 or more maintained by SHA which are in force as of the date hereof and the amounts of coverage thereunder.

Section 4.26 Settled Litigation. There has been no settled or litigated claim against SHA since its inception.

Section 4.27 Suitability of Investment. Subject to the approval of SHA’s shareholders at the SHA’s Shareholders’ Meeting, as at the Closing, SHA shall have determined that the KL Shares are a suitable investment for SHA and SHA can bear the economic risk of the acquisition of the KL Shares.

Section 4.28 Survival of Representations and Warranties. The representations and warranties of SHA set forth in this Agreement shall survive the Closing.

ARTICLE 5

COVENANTS OF KL AND THE KL SHAREHOLDERS

Section 5.01 Conduct of the Business. KL and each KL Shareholder covenants and agrees that, from the date hereof through the Closing Date, unless there occurs any SHA Material Adverse Effect and except as otherwise required as set forth in this Agreement or with the prior written consent of SHA, they shall, and shall use their best efforts to cause each KL Subsidiary to:

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, to preserve substantially intact the business organization of KL and each KL Subsidiary, to keep available the services of the current management employees of KL and each KL Subsidiary, to preserve, for the best interest of KL and any KL Subsidiary, the current relationships of KL and each KL Subsidiary with customers and other persons with which KL and each KL Subsidiary has significant business relations and to comply with all Laws in all material aspects;

(b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the KL Shares or any equity interest of any KL Subsidiary, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any Assets and Properties of KL or any KL Subsidiary, other than consistent with past practices and in the ordinary course of business of KL or any concerned KL Subsidiary or enter into any discussions or negotiations with any other party to do so;

(d) not issue any KL Shares or increase the registered capital of any KL Subsidiary or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of KL or any KL Subsidiary or any options therefor or any securities convertible into or exchangeable for share capital of KL or equity interests of any KL Subsidiary or enter into any agreements in respect of the ownership or control of such share capital or equity interests;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding share capital of KL or equity interests of any KL Subsidiary (excluding Jilin Kelun) or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of KL or any KL Subsidiary;

(f) not make, agree to make or announce any general wage or salary increase or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any management employee of KL or any KL Subsidiary or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) not to amend the Articles of Association (or other organizational documents) of KL or any KL Subsidiary (excluding Jilin Kelun);

(h) not to merge or consolidate with, or acquire all or substantially all the Assets and Properties of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

Section 5.02 Access to Information.

(a) Between the date of this Agreement and the Closing Date, subject to SHA’s undertaking to use its best efforts to keep confidential and protect the Trade Secrets of KL and the KL Subsidiaries against any illegal disclosure, KL and each KL Shareholder will (i) permit SHA and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and Assets and Properties of KL, each KL Subsidiary and the Business which are necessary for the preparation and amendment of Proxy Statement, the verification of the disclosures therein pursuant to the Securities Act as well as the rules and requirements of SEC and in response to inquiries from relevant Governmental Authorities regarding the KL Acquisition; (ii) permit SHA and its Representatives to make such inspections thereof as SHA may reasonably request; and (iii) furnish SHA and its Representatives with such financial and operating data (including without limitation the work papers of KL’s Accountants) and other information with respect to KL and each KL Subsidiary and the Business as SHA may from time to time request pursuant to the Securities Act as well as the rules and requirements of SEC for the preparation and amendment of Proxy Statement and the verification of the disclosures therein, in response to inquiries from SHA’s accountants, and in response to inquiries from relevant Governmental Authorities regarding the KL Acquisition.

(b) Between the date of this Agreement and the Closing Date, SHA shall be permitted to meet with and interview, during normal business hours upon prior written notice, all officers, directors and employees of KL and each KL Subsidiary.

Section 5.03 Audited Financial Statements. KL shall, as soon as practicable after the date hereof, deliver to SHA (a) the consolidated financial statements of Kelun Joint Stock audited by KL’s Accountants in accordance with US GAAP for FY2004, FY2005 and FY2006, (b) the financial statements of the Acquired Companies audited by KL’s Accountants, either on a combined basis or on a separate basis as determined by KL’s Accountants, in accordance with US GAAP for FY2004, FY2005 and FY2006, (c) the combined financial statements of Kelun Joint Stock and the Acquired Companies for FY2006 prepared by the management of KL in accordance with US GAAP based on the audited FY2006 financial statements of each of Kelun Joint Stock and the Acquired Companies and reviewed by KL’s Accountants, after adjustments for inter-company transactions and unrealized profits relating thereto for the twenty percent (20%) minority interest in two subsidiaries (the “FY2006 Combined Financials”), (d) the consolidated financial statements of Kelun Joint Stock audited by KL’s Accountants in accordance with PRC GAAP for FY2006 and (e) the pro forma combined financial statements of Kelun Joint Stock and the Acquired Companies prepared by the management of KL in accordance with PRC GAAP for FY2006 and reviewed by KL’s Accountants. All the relevant financial statements will include a balance sheet, income statement and statement of cash flows, together with footnotes.

Section 5.04 Insurance. Through the Closing Date, KL and each KL Shareholder shall cause KL and each KL Subsidiary to maintain insurance policies providing insurance coverage for the Business and the Assets and Properties of KL and each KL Subsidiary of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered.

Section 5.05 Employment Agreements. KL and the KL Shareholders shall procure that, prior to the Closing:

(a) each of Mr. LIU Gexin, Mr. CHENG Zhipeng, Ms. PAN Hui, Mr. LIU Suihua, Mr. WAN Yangyu, Mr. CHEN Deguang, Mr. LIANG Long and any other “key” employees designated by Mr. LIU Gexin and the Current Co-Chief Executive Officers (collectively, the “Key Employees”) shall have entered into an executive employment agreement (the “Executive Employment Agreement”) in the form of Schedule F with SHA and KL. These agreements generally are to provide employment terms of three (3) years include Intellectual Property assignment and Non-Competition Period set forth in Section 5.06(g)(ii) hereof.

(b) each of the other managers of KL and the KL Subsidiaries as designated by Mr. LIU Gexin shall have entered into a management employment agreement (the “Management Employment Agreement”) in the form of Schedule G with KL or the relevant KL Subsidiary, as the case may be. These agreements generally are to provide employment terms of two (2) years include Intellectual Property assignment and non-competition provisions for not less than one (1) year after termination of employment, subject to any applicable Laws.

(c) each of all other employees of KL and the KL Subsidiaries shall have entered into labor contract (the “Labor Contract”) with KL or the relevant KL Subsidiary, as the case may be, in the standard form designated by the relevant Governmental Authority in the locality where such employee is employed. Such these standard forms are attached to this Agreement as Schedule H.

Section 5.06 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. Each KL Shareholder acknowledges that:

(i) As a result of his or her share ownership of and, in some cases, employment by KL and the KL Subsidiaries, they have obtained secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) KL and the KL Subsidiaries will suffer substantial damage which will be difficult to compute if any KL Shareholder should divulge Confidential Information or enter a business which is competitive with that of KL and the KL Subsidiaries.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. Each KL Shareholder agrees to not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned as a result of share ownership of KL and employment by KL or any KL Subsidiary except (i) with the express written consent of SHA and KL on or before the Closing Date and of the Board thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If any KL Shareholder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than seventy-two (72) hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, KL or the relevant KL Subsidiary and, at KL or the relevant KL Subsidiary’s expense, shall: (i) take all reasonably necessary steps required by KL or the relevant KL Subsidiary to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit KL or the relevant KL Subsidiary to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, each KL Shareholder who is not a director or an officer or an current employee of KL or any KL Subsidiary or a Principal Regional Sales Agent will promptly deliver to KL all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business, which he or she then possess or have under his or her control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with KL and the relevant KL Subsidiary.

(d) Non-Compete. No KL Shareholder, and each of KL and the KL Shareholders (for so long as such KL Shareholder directly or indirectly holds any SHA Ordinary Shares) shall procure that no director, officer or manager of KL or any KL Subsidiary, during the period that he or she maintains a relationship with KL or any KL Subsidiary as a director, officer, consultant or employee and during the Non-Competition Period, without the prior written permission of a majority of the Board, which majority must (A) include an affirmative vote from at least one (1) independent non-executive director and at least one (1) director nominated by the Current Co-Chief Executive Officers or (B) in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, include the unanimous vote from all independent non-executive directors, shall, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any Person engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by KL or any KL Subsidiary in the six-month period prior to the date that all relationships of such person terminates with KL or any KL Subsidiary; or (v) solicit, interfere with, or endeavor to entice away from KL or any KL Subsidiary, for the benefit of a Competitive Business, any of its customers or other persons with whom KL or any KL Subsidiary has a business relationship. However, nothing in this Agreement shall preclude any KL Shareholder or any director, officer or manager of KL or any KL Subsidiary from investing his or her personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on an internationally recognized stock exchange and if such investment does not result in his or her beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business.

(e) Injunctive Relief. If any KL Shareholder or any director, officer or manager of KL or any KL Subsidiary breaches, or threatens to breach, any of the provisions of Section 5.06 (b), (c) or (d), (i) a majority of the independent non-executive directors and the Current Co-Chief Executive Officers of SHA or (ii) in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, all the independent non-executive directors, acting as a group, on behalf of SHA may have the right and remedy to have the provisions of this Section 5.06 specifically enforced by any Governmental Authority, it being acknowledged and agreed by each KL Shareholder that any such breach or threatened breach will cause irreparable injury to SHA, KL and the KL Subsidiaries and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Section 5.06(b), Section 5.06(c) or Section 5.06(d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) “Competitive Business” shall mean any business which operates in any aspect of the Business; and

(ii) “Non-Competition Period” shall mean the period beginning on the Closing Date and ending on the later of (A) five (5) years from the Closing Date and (B) two (2) years after the date all relationships between an KL Shareholder or a director or an officer of KL or any KL Subsidiary, on one hand, and KL or any KL Subsidiary, on the other hand, have been terminated, including relationships as a director, officer, consultant or employee.

Section 5.07 Post-Closing Assurances. KL, each KL Subsidiary, each KL Shareholder holding 5% or more of the total KL Shares as of the date hereof and any other KL Shareholders related to him or her (for so long as such KL Shareholder directly or indirectly holds any SHA Ordinary Shares at the time of the request made under this Section 5.07) from time to time after the Closing, at the request of the Current Co-Chief Executive Officers or in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, at the request of the majority of all the independent non-executive directors, will take such other actions and execute and deliver such other documents, certifications and further assurances as SHA may reasonably require in order to manage and operate KL and the KL Subsidiaries and the Business, including but not limited to executing such certificates as may be reasonably requested by SHA’s Accountants in connection with any audit of the financial statements of KL and any KL Subsidiary for any period through the Closing Date.

Section 5.08 No Other Negotiations.

(a) KL and the KL Shareholders will not take, nor will they permit any KL Subsidiary (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of KL, any KL Subsidiary and/or the KL Shareholders) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer, inquiry or proposal from any Person (i) to engage in any Acquisition Proposal with KL, any KL Subsidiary and/or the KL Shareholders, (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with KL, any KL Subsidiary and/or KL Shareholders or (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to KL and/or any KL Subsidiary or afford access to the Assets and Properties or Books and Records of KL and/or any KL Subsidiary to any Person (other than as contemplated by Section 5.02) who KL or any KL Shareholder (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to KL and/or any KL Subsidiary.

(b) KL and the KL Shareholders will, and will cause any KL Subsidiary to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 5.08(a) above, if applicable. KL and the KL Shareholders will promptly (a) notify SHA if any of KL, any KL Subsidiary and/or any KL Shareholder receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (b) notify SHA of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.

Section 5.09 Lock-up. Each of the KL Shareholders hereby undertakes that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any SHA Ordinary Shares received by him or her under Section 1.02 of this Agreement, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such SHA Ordinary Shares, whether any of these transactions are to be settled by delivery of any such SHA Ordinary Shares, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, for a period of 24 months from the date of issuance of such SHA Ordinary Shares. Notwithstanding the foregoing provisions of this Section, during such 24-month period, any KL Shareholder may transfer any or all of its SHA Ordinary Shares to any other KL Shareholder or KL Shareholders or to a special purpose vehicle jointly owned or controlled by the KL Shareholders, provided that such transfer is in compliance with the Securities Act, the rules or requirements of the SEC and other applicable Laws.

Section 5.10 No Securities Transactions. None of the KL Shareholders or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SHA prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Each of KL and the KL Subsidiaries shall cause each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

Section 5.11 Fulfillment of Conditions. KL and the KL Shareholders shall use their best efforts to fulfill the conditions specified in ARTICLE 8 to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of KL and each KL Shareholder contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 5.12 Rights to Acquire Additional Assets.

The KL Shareholders shall cause Kelun Group to grant KL at the Closing right of first refusal for a five (5) year period commencing on the Closing Date to acquire all or any part of the equity interests of Kelun Pharma-Trading, Guizhou Kelun and such additional assets or businesses as currently owned or controlled or to be owned and controlled in the future by Kelun Group. If at any time during such five (5) year period Kelun Group offers to sell to any third party, or desires to accept an offer made by any third party to sell, any part of the equity interests in Kelun Pharma-Trading or Guizhou Kelun or any such additional assets or businesses, Kelun Group shall deliver to KL a written notice (the “Selling Notice”), describing the concerned equity interest, assets or businesses under the proposed sale , the sale price, the identity of such third party and other terms and conditions of such sale, and KL shall have a right of first refusal to purchase such equity interests, assets or businesses for the price and upon the general terms specified in the Selling Notice. If KL chooses to exercise its right of first refusal hereunder, it shall send a written notice (the “Purchase Notice”) within thirty (30) days from the date of receipt of the Selling Notice (the “Notice Period”) and consummate such purchase within sixty (60) days after the date of the Purchase Notice. If KL fails to exercise its right of first refusal hereunder within the Notice Period, Kelun Group may sell such equity interests, assets or businesses to such third party for the price and on the terms and conditions specified in the Selling Notice and consummate such sale within sixty (60) days after the end of the Notice Period, failing which the procedure described above shall again apply.

Section 5.13 Disclosure of Certain Matters. From the date hereof through the Closing Date, KL and each KL Shareholder shall give SHA prompt written notice of any event that occurs that (a) would be required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of KL and each KL Shareholder contained herein to be inaccurate or otherwise misleading, (c) gives KL and each KL Shareholder any reason to believe that any of the conditions set forth in ARTICLE 8 will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of KL or any KL Subsidiary or (e) would require any amendment or supplement to the Proxy Statement.

Section 5.14 Regulatory and Other Authorizations; Notices and Consents.

(a) KL and each KL Shareholder shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with SHA in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) KL and each KL Shareholder shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as SHA may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) SHA shall cooperate and use all reasonable efforts to assist KL and each KL Shareholder in giving such notices and obtaining such consents and estoppel certificates; provided, however, that SHA shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which SHA in its sole discretion may deem adverse to the interests of SHA, KL or the Business.

Section 5.15 Use of Intellectual Property. Each KL Shareholder hereby consents and accepts that from and after the Closing, KL and the relevant KL Subsidiaries collectively own, or otherwise have valid right to use, all the Intellectual Property of any kind related to or used in connection with the Business, that no KL Shareholder nor any of their affiliates shall have any rights in the Intellectual Property and that no KL Shareholder nor any of their affiliates will contest the ownership or validity of any rights of SHA, KL or any KL Subsidiary in or to the Intellectual Property.

Section 5.16 Related Tax. Each KL Shareholder covenants and agrees to pay any tax and duties assessed by any Governmental Authority of the PRC on such KL Shareholder’s receipt of any Share Payment and other consideration paid by SHA pursuant to this Agreement.

Section 5.17 KL Acquisition. KL and each KL Shareholder shall do all things necessary in order to effectuate and consummate the KL Acquisition.

Section 5.18 KL Information. As a condition to SHA (a) filing with the SEC the Proxy Statement and (b) calling and holding the SHA Shareholders’ Meeting (as hereinafter defined), as well as making other filings or submissions with the SEC with respect to the transactions contemplated herein, KL and the KL Shareholders will furnish to SHA such information as is reasonably required by SHA for the preparation and amendment of the Proxy Statement and such other filings or submissions in accordance with the requirements and requests of the SEC, including full and accurate descriptions of the Business, material agreements affecting the Business, KL and the KL Subsidiaries, the KL Shareholders and the FY2006 Combined Financials as required by the rules and regulations of the SEC for Proxy Statement disclosure (collectively, “KL Information”). The KL Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the KL Information not misleading.

Section 5.19 Interim Financial Information. From the date of this Agreement until the Closing, KL and the KL Subsidiaries shall provide to SHA a copy of a monthly balance sheet, income statement and cash flow statement on an individual and consolidated basis for KL and the KL Subsidiaries, together with such further explanation and information with respect thereto as may be reasonably requested by SHA. The above interim financial information shall be delivered to SHA within twenty-five (25) days following the end of each monthly period. KL and the KL Subsidiaries will prepare the above financial information in good faith in accordance with PRC GAAP. Upon reasonable request of SHA in writing based on the requirements of the Securities Act or the rules and requirements of the SEC, KL shall, within forty-five (45) days after the date of such written request of SHA, deliver to SHA an unaudited interim financial statements of KL on a consolidated basis, reviewed by the KL’s Accountants in accordance with US GAAP for such interim period as stated in the written request.

Section 5.20 Hiring of Financial Officers. KL shall use its best efforts, and the KL Shareholders shall use its best efforts to cause KL to, as soon as practical, but in any event prior to the Closing, (a) recruit, hire and appoint candidates mutually agreed upon by KL and SHA to serve as the Chief Financial Officer and other senior financial officer(s) of KL, and upon the Closing, as the Chief Financial Officer and other senior financial officer(s) of SHA and (b) recruit, hire and appoint candidates mutually agreed upon by KL and SHA to serve in such other executive positions as may be designated by SHA. The compensation to be paid to the Chief Financial Officer, such other senior financial officer(s) and other mutually agreed executives shall be at international standards sufficient to attract highly qualified candidates.

Section 5.21 Environmental Protection.

(a) KL and the KL Shareholders shall procure the following actions to be taken and completed, prior to the Closing, by KL or the relevant KL Subsidiaries, as the case may be:

(i) to obtain a written confirmation from the competent Governmental Authority in charge of the environmental protection in each locality of KL and the KL Subsidiaries confirming that KL or the relevant KL Subsidiary, as the case may be, complies with applicable Laws with respect to the environmental protection and there is no administrative proceeding, investigation or action pending against KL or such KL Subsidiary, as the case may be.

(ii) to deliver to SHA a plan (the “Environmental Protection Commitments”) in such form and substance as reasonably satisfactory to SHA, setting forth the measures to be taken by KL and the relevant KL Subsidiaries and the related timetable to

(A) conduct special investigations on the conditions relating air emissions generated by coal-fired boiler, use of asbestos containing materials, soil and groundwater contamination, drainage systems and wastewater treatment;

(B) control, mitigate or eliminate, as appropriate, air emissions generated by coal-fired boilers used in the operations of the Business, use of asbestos containing materials, soil and groundwater contamination and noise pollution;

(C) upgrade drainage systems to segregate wastewater streams;

(D) upgrade wastewater treatment arrangements to meet the requisite standards imposed by applicable Laws; and

(E) upgrade waste and chemical storage arrangements to meet the requisite standards imposed by applicable Laws.

(iii) to adopt the periodic environment protection monitoring and testing procedures (the “Environmental Protection Monitoring Procedures”) reasonably satisfactory to SHA and deliver to SHA a list of the designate staff responsible for implementing the procedures, collecting, recording and analyzing the testing results and reporting the same directly to the designated member of the Board.

(b) KL and each of the KL Shareholders (for so long as such KL Shareholder directly or indirectly holds any SHA Ordinary Shares) shall procure the compliance of the following requirements at all time following the Closing by KL or all the KL Subsidiaries:

(i) to maintain all the licenses, permits and certificates issued by the competent Governmental Authority in charge of environmental protection required in connection with the operations of the Business.

(ii) to comply with all the requirements, standards and procedures imposed by applicable Laws, the competent Governmental Authority or the Board from time to time.

(iii) to take, and timely complete, the actions set forth in the Environmental Protection Commitments in accordance with the provisions provided therein.

(iv) to cause the designated staff referred to in Section 5.21(a)(iii) above to submit to a designated member of the Board a periodic environmental protection report promptly after the completion of the Environmental Protection Monitoring Procedures.

Section 5.22 Compliance Confirmation. Prior to the Closing, KL shall use its best efforts to obtain, and KL and the KL Shareholders shall use its best efforts to procure the relevant KL Subsidiary to obtain, as the case may be, a written confirmation provided by the relevant Governmental Authority confirming the status of compliance by KL or such KL Subsidiary with applicable Laws, including but not limited to those relating to Tax Returns, the Plans and environmental protection.

ARTICLE 6

COVENANTS OF SHA

Section 6.01 Conduct of the Business. SHA covenants and agrees that, from the date hereof through the Closing Date, unless there occurs any KL Material Adverse Effect, including an indication by any Governmental Authorities of either the PRC or the United States that they have reservations regarding the KL Acquisition or may delay their examination or approval of the KL Acquisition or except as otherwise set forth in this Agreement or with the prior written consent of KL, it shall:

(a) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of SHA;

(b) not pledge, sell, lease, transfer, dispose of or otherwise encumber any Assets and Properties of SHA, other than consistent with past practices and in the ordinary course of business of SHA;

(c) except for the purposes as set forth in this Agreement, not issue any share capital of SHA or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of SHA or any options therefor or any securities convertible into or exchangeable for share capital of SHA or enter into any agreements in respect of the ownership or control of such share capital, provided that such restriction shall not apply if the ultimate beneficiaries of such issuance are employees, officers, directors or consultants of SHA at that time, up to a maximum of 15,000 SHA Ordinary Shares to be issued in the form of stock options and/or warrants;

(d) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding SHA Ordinary Shares or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of SHA;

(e) not merge or consolidate with, or acquire all or substantially all the Assets and Properties of, or otherwise acquire any business operations of, any Person; and

(f) not make any material capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

Section 6.02 Proxy Statement Filing. SHA shall use its commercially reasonable efforts to file with the SEC, within three (3) months after the delivery to SHA of the FY2006 Combined Financials, the Proxy Statement (as defined in Section 6.03 ) for the calling and holding of the SHA Shareholders’ Meeting (as defined in Section 6.03).

Section 6.03 SHA Shareholders’ Meeting. SHA shall cause a meeting of its shareholders (the “SHA Shareholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement, the KL Acquisition, the New SHA Articles and the Equity Incentive Plan. The directors of SHA shall recommend to its shareholders that they vote in favor of the adoption of such matters. In connection with such meeting, SHA (a) will file with the U.S. Securities and Exchange Commission (the “SEC”) as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (the “Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its shareholders the Proxy Statement and other proxy materials, (c) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the SHA Ordinary Shareholders of the Proxy Statement, SHA will have received the KL Information.

Section 6.04 Fulfillment of Conditions. From the date hereof to the Closing Date, SHA shall use its reasonable best efforts to fulfill the conditions specified in ARTICLE 8 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of SHA in such manner that on the Closing Date the representations and warranties of SHA contained herein shall be accurate as though then made).

Section 6.05 Disclosure of Certain Matters. From the date hereof through the Closing Date, SHA shall give KL and the KL Shareholders prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of SHA contained herein to be inaccurate or otherwise misleading, (c) gives SHA any reason to believe that any of the conditions set forth in ARTICLE 8 will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of SHA, or (e) would require any amendment or supplement to the Proxy Statement.

Section 6.06 Regulatory and Other Authorizations; Notices and Consents.

(a) SHA shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with KL or KL Shareholders in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) SHA shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents and estoppel certificates as KL or KL Shareholders may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

Section 6.07 Registration Rights. If, based on a written advice of the KL Shareholders’ counsel, the KL Shareholders are unable to sell or dispose of, without registration under the Securities Act, any SHA Ordinary Shares received by him or her under Section 1.02 of this Agreement following the end of the 24-month period described under Section 5.09 of this Agreement, the KL Shareholders shall be entitled to request SHA, and SHA shall upon such request use its commercially reasonable efforts, to effect the registration under the Securities Act of such SHA Ordinary Shares.

Section 6.08 No Objection to Post Lock-up Transfer. SHA hereby undertakes to each of the KL Shareholders that, following the end of the lock-up period as described in Section 5.09 hereof, it will not object to any sale, transfer, pledge or disposition of any SHA Ordinary Shares acquired by any KL Shareholder under this Agreement made in compliance of the Securities Act, the rules or requirements of the SEC and other applicable Laws.

Section 6.09 Accounts.

(a) SHA shall, within thirty (30) days after the Closing, at the request of the KL Shareholders’ Representative, cause all the bank accounts of SHA maintained or used by it prior to the Closing (excluding SHA’s trust account all of which funds therein shall be transferred at the Closing) to be either closed with all remaining balance therein (after deducting all the payments payable under this Agreement and the Proxy Statement and all expenses and fees incurred in connection with the due diligence, negotiation and the consummation of the KL Acquisition and other expenses of SHA up to and including the Closing) remitted to a new bank account of SHA designated by the KL Shareholders’ Representative or updated with the KL Shareholders’ Representative-designated signatories replacing existing signatories.

(b) SHA shall, during the period commencing on the date hereof up to the Closing Date, provide to KL the copies of all the monthly account statements received by SHA with respect to the funds in SHA’s trust account.

Section 6.10 No Other Negotiations.

(a) From the date hereof through the Closing Date, SHA agrees not to sign a letter of intent, or other agreement with any third Person regarding a sale of the shares, assets or other interest in such Person or a business combination with such third Person unless KL and SHA both agree; provided that such restriction shall not apply if any due diligence investigations by SHA (including financial, legal, environmental or other due diligence) present any legal, financial, accounting, marketing, environmental or other important problems or there occurs any KL Material Adverse Effect, including an indication by any of the relevant Governmental Authorities of the PRC or the United States that they have reservations regarding the KL Acquisition or may delay their examination or approval of the KL Acquisition.

ARTICLE 7

ADDITIONAL AGREEMENTS AND COVENANTS OF THE PARTIES

Section 7.01 Change of Name. Upon the Closing, the name of SHA shall be changed to “CHINA KELUN PHARMACEUTICAL CORPORATION”.

Section 7.02 Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of KL, it is necessary that any Party be furnished with additional information relating to KL or the Business, and such information is in the possession of any other Party or Parties, such Party may request such other Party or Parties to, and such other Party or Parties hereby agree to use its or their best efforts to, furnish such information in a timely manner to the requesting Party, at the cost and expense of the requesting Party.

Section 7.03 Mail Received After Closing.

(a) If SHA or KL receives after the Closing any mail or other communications addressed to any KL Shareholder, SHA or KL shall promptly notify the KL Shareholders.

(b) If any KL Shareholder receives after the Closing Date mail or other communications addressed to them which relate to the Business and the operations of KL or the KL Subsidiaries, they shall promptly deliver or cause to be delivered all such mail and the contents thereof to SHA and KL.

Section 7.04 Further Action. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 7.05 Schedules. The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Schedules as they exist at the time of execution of this Agreement.

Section 7.06 Execution of Agreements. On or before the Closing Date, SHA, KL and each KL Shareholder shall execute and deliver each Transaction Document which it is a party to.

Section 7.07 Confidentiality. KL and each KL Shareholder, on the one hand, and SHA and, on and after the Closing Date, SHA, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 7.08 Public Announcements. From the date of this Agreement until Closing or termination, SHA, KL and each KL Shareholder shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of SHA (in the case of KL and each KL Shareholder) or KL (in the case of SHA), except as required by Law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 7.09 Board of SHA and Board of Directors of KL.

(a) For a period commencing from the Closing Date and ending December 31, 2010, the Board and the board of directors of KL will consist of nine (9) persons. The Proxy Statement of SHA will present the following persons as nominees for election as directors for a period commencing from the Closing Date until the next annual general meeting of SHA, or until each director’s successor is elected and takes office: four (4) persons nominated by the KL Shareholders’ Representative, two (2) persons nominated by the Current Co-Chief Executive Officers and three (3) persons as independent non-executive director, two (2) of whom shall be recommended by the KL Shareholders’ Representative and one (1) shall be recommended by the Current Co-Chief Executive Officers, provided that, the three (3) independent non-executive director candidates who are actually nominated shall be mutually agreed upon by the KL Shareholders’ Representative and the Current Co-Chief Executive Officers. KL, the KL Shareholders and SHA agree that for a period commencing from the Closing Date and ending December 31, 2010, they shall use their best efforts to nominate or to cause their Affiliates to nominate the directors to the Board and the board of directors of KL pursuant to this Section 7.09, subject to any obligations imposed by law, rule or regulation on any nominating committee. In addition, the KL Shareholders and the Current Co-Chief Executive Officers agree that, for a period commencing from the Closing Date and ending December 31, 2010, they shall vote all SHA Ordinary Shares then owned by them in favor of the persons nominated as directors of SHA pursuant to this Section 7.09.

Each of KL and SHA shall procure that the composition of the board of directors of KL after the Closing shall be identical to that of SHA. The compensation to be paid to the non-PRC national independent non-executive director(s) and the two (2) directors nominated by the Current Co-Chief Executive Officers (including annual cash retainer, board meeting fees, committee fees, chairman fees, stock and/or stock options) shall be in accordance with the best international standards in order to attract the highest quality candidates.

(b) The Board shall, immediately following the Closing, establish an audit committee, a nomination committee and a compensation committee. Prior to December 31, 2010, each such committee shall consist of two (2) members, one being an independent non-executive director nominated based on the recommendation of the KL Shareholders’ Representative and the other being the independent non-executive director nominated based on the recommendation of the Current Co-Chief Executive Officers. In any event that the two (2) members in any such committee fails to reach a consensus with respect to any matter, such matter shall be submitted to and decided by the Board by the affirmative consent or approval of 75% or more of all the members of the Board except that any such matter submitted by the nomination committee shall be decided by the consent or approval of 2/3 or more of all the members of the Board.

Section 7.10 Corporate Governance Practice.

(a) Each of the Parties hereby agrees and undertakes that, following the Closing, it or he or she (as the case may be) shall fully comply with, and shall cause to be complied with, the code of business conduct, the insider trading policy, the related party transaction procedures, the anti-corruption manual, the audit committee charter, the compensation committee charter and the nomination committee charter and other corporate governance policies, procedures, rules and requirements of SHA adopted or to be adopted from time to time by the Board (collectively, the “Corporate Governance Rules”).

(b) For the period from the Closing Date through and including December 31, 2010, SHA or any director, officer, committee member, employee, agent of SHA, KL or any KL Subsidiary or any of their respective delegates shall, without the affirmative consent or approval of 75% or more of all the members of the Board, not take, nor shall they cause or permit KL or any KL Subsidiary to take, any of the following actions(whether in a single transaction or a series of related transactions):

(i) the authorization, creation or issuance of any equity or debt securities, warrants, options or other rights to acquire shares of SHA, KL or any KL Subsidiary, other than grants of securities, stock options or warrants to directors or employees of SHA, KL or any KL Subsidiary pursuant to the Equity Incentive Plan and the issuance of shares upon the exercise of such options or warrants;

(ii) the declaration or payment of a distribution or dividend with respect to any of the shares in SHA in excess of 25% of the Net Profits for any financial year, including, without limitation, the repurchase or redemption of any such shares or equity interest (or any warrants, options or other rights to acquire any such shares or equity interest);

(iii) the merger, amalgamation or consolidation of SHA, KL or any KL Subsidiary with any Person or any transaction in which SHA, KL or any KL Subsidiary together with their Affiliates do not own or control at least a majority of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change SHA’s domicile);

(iv) the sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of all or substantially all of the Assets and Properties of SHA, KL or any KL Subsidiary (other than mortgages of Assets and Properties to banks to secure loans in the ordinary course of business consistent with past practice and sound business practice), or the purchase or other acquisition by SHA, KL or any KL Subsidiary (whether individually or collectively) of all or substantially all of the Assets and Properties of another Person (except for such purchase or acquisition within the amount set forth in the annual business plan approved by the Board);

(v) the making of any joint venture or partnership arrangement, or the formation of any subsidiary, each involving capital commitment of RMB10,000,000 or more (except for such joint venture or partnership arrangement made or any subsidiary formed involving capital commitment within the amount set forth in the annual business plan approved by the Board), or any voluntary dissolution, winding-up, liquidation of SHA, KL or any KL Subsidiary;

(vi) the reduction of the authorized share capital or the registered capital, as the case may be, of SHA, KL or any KL Subsidiary;

(vii) the effectuation of any recapitalization, reclassification, reorganization (in respect of SHA only), split-off, spin-off, or filing for bankruptcy with respect to SHA, KL or any KL Subsidiary;

(viii) the approval or material amendment of the annual budget or the business plan (including any capital expenditure budget, operating budget and financial plan) of SHA or KL;

(ix) the incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, the aggregate outstanding amount of which at any given time equal to RMB30,000,000 or more unless such liability is incurred pursuant to the business plan;

(x) any change in the size or composition of the Board of SHA and the board of directors of KL or any committee thereof;

(xi) any material amendment to the terms of this Agreement, the Executive Employment Agreement and the Indemnification Agreement; and

(xii) any material amendment to the Corporate Governance Rules then in effect.

Section 7.11 Equity Incentive Plan. The Proxy Statement of SHA will present an equity incentive plan (the “Equity Incentive Plan”) substantially in the form and substance set forth in Schedule I attached hereto for approval at the SHA Shareholders’ Meeting. SHA shall use its reasonable best efforts to ensure that, after the Closing, the number of SHA Ordinary Shares issuable under the Equity Incentive Plan shall constitute ten percent (10%) of the total issued share capital of SHA on a fully-diluted basis from time to time.

Section 7.12 Payments to SHCC. SHA shall pay, and the Parties shall procure SHA to pay, in the following installments, an aggregate amount of US$1,600,000 to SHCC as consulting fees for the management consulting services to be rendered by SHCC to SHA from the Closing Date through December 31, 2009, which amount shall include all expenses and disbursements incurred by SHCC in connection with such services including office expenses, staff expenses and travel expenses:

(a) US$600,000 due on the Closing Date;

(b) US$500,000 due on the later of January 1, 2008 and the Closing Date; and

(c) US$500,000 on January 1, 2009.

Section 7.13 New SHA Articles and New KL Articles. The Proxy Statement of SHA will present the New SHA Articles for approval at the SHA Shareholders’ Meeting. The New SHA Articles shall provide for, among others, the authorized share capital that consists of 100,000,000 SHA Ordinary Shares and 5,000,000 preferred shares as of the Closing Date. The KL Shareholders shall approve, and if necessary, shall cause the board of directors of KL to approve, the New KL Articles and shall cause the New KL Articles to take effect on the Closing Date.

Section 7.14 Awards to Newly Appointed Independent Non-Executive Director of SHA. The parties to this Agreement hereby agree that SHA shall be entitled (a) to agree to make a grant of an option to the new independent non-executive director to be appointed by SHA at any time following the date of this Agreement but prior to the consummation of the KL Acquisition to purchase SHA Ordinary Shares at such terms and conditions as may be determined upon mutual consent of the KL Shareholders’ Representative and the Current Co-Chief-Executive Officers or (b) to agree to issue to such director such number of SHA Ordinary Shares as may be determined upon mutual consent of the KL Shareholders’ Representative and the Current Co-Chief-Executive Officers, provided, however, that such grant shall not be made, or in the case of the issuance of SHA Ordinary Shares, such SHA Ordinary Shares shall not be issued, unless and until the KL Acquisition is consummated. The exercise price of any option granted or the purchase price of the SHA Ordinary Shares issued under this section may be determined based on the closing market price of SHA Ordinary Shares on the date of the agreement to make the grant or issuance, as the case may be. For the avoidance of doubt, options or SHA Ordinary Shares granted under this Section 7.14 shall not be deemed to be an option or securities granted under any equity incentive plan of SHA adopted upon the consummation of the KL Acquisition.

Section 7.15 Approvals of PRC Governmental Authorities. As soon as practicable after the date hereof, the Parties shall take all such actions as may be required to obtain all the required Permits of the relevant PRC Governmental Authorities, including the approval of MOFCOM, in connection with the transactions contemplated hereby.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions.

(a) Permits of PRC Governmental Authorities. All the Permits of the relevant PRC Governmental Authorities required in connection with the KL Acquisition set forth in Schedule J, to the extent that they are required to be obtained prior to the Closing under applicable PRC Laws, shall have been duly obtained.

(b) Filing of Proxy Statement. SHA shall have cleared all the SEC’s comments with respect to the Proxy Statement and filed the Proxy Statement with the SEC.

(c) Approval by SHA’s Shareholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the shareholders of SHA in accordance with SHA’s Articles of Association and the aggregate number of SHA Ordinary Shares held by public shareholders of SHA who exercise their redemption rights with respect to their SHA Ordinary Share in accordance with the Articles of Association shall not constitute twenty percent (20%) or more of the SHA Ordinary Shares sold in SHA’s Public Offering.

(d) Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any Governmental Authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the Reorganization, (b) the ownership of KL and the KL Subsidiaries (excluding Jilin Kelun), (c) the purchase and sale and issuance of the SHA Ordinary Shares, (d) the SHA Shareholders’ Meeting and use of the Proxy Statement by SHA, or (g) the conduct or ownership (direct or indirect or beneficial) in any material respect the Business as a whole or any material portion of the Business conducted or to be conducted by an KL Subsidiary or KL Shareholder.

(e) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered at the Closing to each relevant Party.

Section 8.02 Conditions to Obligations of KL and the KL Shareholders. The obligations of KL and each KL Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. SHA shall have delivered at the Closing the Initial Share Payment and such other documents, certificates and instruments as may be reasonably requested by KL and KL Shareholders.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of SHA contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by SHA on or before the Closing shall have been materially complied with, and SHA shall have delivered at the Closing a certificate signed by a duly authorized officer thereof to such effect.

(c) Consents. SHA shall have obtained and delivered to KL and the KL Shareholders consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(d) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by SHA at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(e) No Adverse Changes. At the Closing, as duly certified by a director of SHA, there shall have been no material adverse change in the Assets and Properties, liabilities or financial condition of SHA from that shown in the SHA balance sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of KL, would have had a material adverse effect on the operations, financial condition or prospects of SHA.

(f) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by SHA in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by SHA as of the Closing, shall have been delivered to KL and the KL Shareholders.

(g) Notice to Trustee. SHA shall have, prior to the Closing, delivered to the trustee of the trust account of SHA instructions to disburse on the Closing Date certain funds therein pursuant to Section 7.12 hereof.

(h) Resignations. Effective as of the Closing, the directors of SHA who are not continuing directors and the officers of SHA will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to KL, and such resigning directors and officers shall have no claim for employment compensation in any form from SHA except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(i) Legal Opinions. KL and the KL Shareholders’ Representative shall have received from SHA’s Cayman counsel a legal opinion addressed to KL and KL Shareholders with respect to Cayman legal matters related to SHA including without limitation to due incorporation, good standing, compliance with Laws, etc., substantially in the form and substance as set forth in Schedule K attached hereto, dated the Closing Date.

Section 8.03 Conditions to Obligations of SHA . The obligations of SHA to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. The KL Shareholders shall have delivered to SHA at the Closing the KL Shares and the Transaction Documents listed below to which they are parties, and SHA shall have received at the Closing the same and such other documents, certificates and instruments as may be reasonably requested by SHA;

(b) Representations and Warranties; Covenants. The representations and warranties of KL and each KL Shareholder contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement (including, but not limited to, ARTICLE 5 and ARTICLE 7 hereof) to be materially complied with by KL and each KL Shareholder on or before the Closing shall have been materially complied with, and SHA shall have received at the Closing a certificate of KL and each KL Shareholder to such effect;

(c) Legal Opinions. SHA shall have received (i) from PRC counsel to KL and the KL Shareholders a legal opinion addressed to SHA with respect to PRC legal matters in such form and substance as reasonably satisfactory to SHA and its legal counsel, dated the Closing Date; and (ii) from SHA’s PRC counsel a legal opinion addressed to SHA with respect to PRC legal matters in the form and substance as reasonably satisfactory to SHA and its legal counsel, dated the Closing Date.

(d) Consents. KL and each KL Shareholder shall have obtained and delivered to SHA consents of all third parties required for the consummation of the KL Acquisition set forth in Schedule L;

(e) Regulatory Approvals. Any Governmental Authority whose approval or consent is required, including, but not limited to, the approval of MOFCOM, shall have approved of the transactions contemplated by this Agreement. The registrations, filings and updates with any Governmental Authorities as required in connection with the transactions contemplated by this Agreement, including, but not limited to, the filings by each of the KL Shareholders with SAFE (if required), shall have been duly completed and SHA shall have cleared all the comments of SEC with respect to the Proxy Statement and shall have filed with SEC the Proxy Statement. SHA shall have received written confirmation of such approvals, registrations, filings and updates;

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by KL and each KL Shareholder at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(g) No Adverse Change. At the Closing, as duly certified by a director of KL and each KL shareholders, there shall have been no material adverse change in the Assets and Properties, liabilities, financial condition or prospects of KL or the Business from that shown or reflected in the Combined FY2006 Management Accounts and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of SHA, would have an KL Material Adverse Effect;

(h) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by KL and each KL Shareholder in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by KL and each KL Shareholder, as appropriate, as of the Closing, shall have been delivered to SHA;

(i) KL Information. The KL Information, at the time of distribution or effectiveness of each filing or submission with the SEC containing any such information and at Closing, will accurately reflect the Business, KL, the KL Subsidiaries, and the KL Shareholders, and the KL Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the KL Information not misleading;

(j) Employment Agreements. Each of the Key Employees shall have executed and, at the Closing, delivered the Executive Employment Agreement with SHA and/or KL, each of the other managers of KL and the KL Subsidiaries shall have executed and, at the Closing, delivered the Management Employment Agreement with KL or the relevant KL Subsidiaries and each of all the other full-time employees of KL and the KL Subsidiaries shall have executed and delivered the Labor Contract with KL or the relevant KL Subsidiaries.

(k) Minimum Assets. At the Closing, KL and the KL Subsidiaries will certify to SHA that on a consolidated basis, the Business Day immediately prior to the Closing Date, KL will have not less than RMB60,000,000 in cash assets (including all or any bank drafts payable to KL or any KL Subsidiary) and will only have short- and long-term debt arising in the ordinary course.

(l) Voting Agreements. Each of the KL Shareholders shall have executed and, at the Closing, delivered a voting agreement with the Co-Chief Executive Officers in the form of Schedule P attached hereto (the “Voting Agreement”), providing that the KL Shareholders and the Current Co-Chief Executive Officers will vote all the SHA Ordinary Shares over which they have direct or beneficial ownership and right in favor of the election of the SHA director candidates nominated in accordance with Section 7.09 hereof, for a period commencing from the Closing Date and ending December 31, 2010.

(m) FY2006 Combined Financials. SHA shall be satisfied, in its sole and absolute discretion, that the FY2006 Combined Financials are not different in any material aspect from the Combined FY2006 Management Accounts delivered to SHA under Section 3.08 hereof.

(n) Fairness Opinion. SHA shall have received an opinion from a third party financial advisor to SHA stating that, on the date of such opinion, the consideration payable by SHA to the KL Shareholders in connection with the KL Acquisition as provided under Section 1.02 hereof is fair, from a financial point of view, to the unaffiliated shareholders of SHA and that the combined fair market value of KL and the KL Subsidiaries is at least equal to 80% of the net asset value of SHA.

(o) Payment to SHCC. The first installment of the consulting fees in the amount of US$600,000, and if the Closing Date falls on a date after January 1, 2008, the second installment of the consulting fees in the amount of US$500,000, payable by SHA to SHCC under Section 7.12(a) hereof shall have been paid at the Closing.

(p) New SHA Articles and New KL Articles. The New SHA Articles and the New KL Articles shall have taken effect on the Closing Date.

ARTICLE 9

TERMINATION AND ABANDONMENT

Section 9.01 Methods of Termination . The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Parties;

(b) by SHA if KL or any KL Shareholder amends or supplements any KL or KL Shareholder schedule hereto in accordance with Section 7.05 hereof and such amendment or supplement results in a KL Material Adverse Effect;

(c) by either SHA or KL, if the Closing has not occurred by April 28, 2008;

(d) by KL, (i) if SHA shall have breached any of its covenants in ARTICLE 6 or ARTICLE 7 hereof in any respect or (ii) if the representations and warranties of SHA contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, SHA has not cured such breach within ten (10) Business Days of KL’s notice of an intent to terminate; provided, however, that if any such breach is caused by any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Closing Date, this Section 9.01(d) shall not apply unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of SHA, its directors, officers or employees or any of the respective representatives or agents of SHA;

(e) by SHA, (i) if KL or any KL Shareholder shall have breached any of the covenants in ARTICLE 5 or ARTICLE 7 hereof in any respect or (ii) if the representations and warranties of KL or any KL Shareholder contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, KL or KL Shareholder have not cured such breach within ten (10) Business Days of SHA’s notice of an intent to terminate; provided, however, that if any such breach is caused by any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Closing Date, this Section 9.01(e) shall not apply unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of the KL Shareholders or KL, its directors, officers or employees or any of the respective representatives or agents of KL or any KL Shareholder;

(f) by KL, if the Board (or any committee thereof) at the time of the signing of this Agreement shall have failed to recommend or withdrawn or modified in a manner adverse to KL its approval or recommendation of this Agreement and any of the transactions contemplated hereby;

(g) by either SHA or KL, if, at the SHA Shareholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of SHA Ordinary Shares required under its Articles of Association, and the aggregate number of SHA Ordinary Shares held by public shareholders of SHA who exercise their redemption rights with respect to their SHA Ordinary Shares in accordance with the Articles of Association constitutes twenty percent (20%) or more of the SHA Ordinary Shares sold in SHA’s Public Offering.

Section 9.02 Effect of Termination.

(a) In the event of termination and abandonment by SHA or by KL, or both, pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 9.02, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) Consequence of Termination. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 7.07 hereof, which shall survive such termination or abandonment.

ARTICLE 10

DEFINITIONS

Section 10.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Companies” shall have the meaning set forth in the Recitals hereof.

“Acquisition Proposal” shall mean (a) a proposal for any transaction pursuant to which any Person proposes to acquire any beneficial ownership of the outstanding equity securities of KL or any KL Subsidiary (including as part of any capital raising transaction), whether from KL or any KL Subsidiary or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise; (b) a proposal for any merger, consolidation, establishment of or investment in another legal entity or other business combination involving KL or any KL Subsidiary; (c) a proposal for any other transaction or series of related transactions (including any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition) pursuant to which any Person proposes to acquire or control a material portion of the Assets and Properties of KL or any KL Subsidiary; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action” shall mean any Claim, action, suit, litigation, arbitration, proceeding or investigation by or pending before any Governmental Authority.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“AMEX” shall mean the American Stock Exchange.

“Assets and Properties” of any Person shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” shall mean, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of five percent (5%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Benefit Plan” shall mean any Plan established by KL or any KL Subsidiary, or any predecessor or Affiliate of them, existing at the Closing Date or prior thereto, to which KL or any KL Subsidiaries contributes or has contributed or may have liability, or under which any employee, former employee or director of KL or any KL Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights whether provided by KL or any KL Subsidiaries or pursuant to any governmental program, or otherwise.

“Best Knowledge” shall mean the actual or constructive knowledge, that would have been acquired after inquiry in a reasonable and diligent manner, of a Person.

“Board” shall mean the board of directors of SHA.

“Books and Records” shall mean all files, documents, instruments, papers, books and records relating to the Business of KL or any KL Subsidiary including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” shall mean all the businesses and operations conducted by KL and the KL Subsidiaries, including, but not limited to, the production, sale and export of intravenous infusion, sterile powder for injection, small volume injection, tablets and capsules, drug packing materials and active pharmaceutical ingredients.

“Business Day” shall mean a day of the year on which banks are not required or authorized to be closed in the City of New York, Hong Kong and the PRC.

“Cash Payment” shall have the meaning set forth in Section 1.02(a)(i) hereof.

“Centre” shall have the meaning set forth in Section 11.09 hereof.

“Claim” shall mean any claim, demand, suit, proceeding or action.

“Closing” shall have the meaning set forth in Section 2.01 hereof.

“Closing Date” shall have the meaning set forth in Section 2.01 hereof.

“Combined FY2006 Management Accounts” shall have the meaning set forth in Section 3.08 hereof.

“Competitive Business” shall have the meaning set forth in Section 5.06(g)(i) hereof.

“Confidential Information” shall have the meaning set forth in Section 5.06(a)(i) hereof.

“Contracts” shall mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Control” shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Corporate Governance Rules” shall have the meaning set forth in Section 5.06(g)(i) hereof

“Current Articles” shall mean the Amended and Restated Articles of Association of SHA adopted by way of a special resolution passed on [•].

“Current Co-Chief Executive Officers” shall mean Mr. Anthony Kai Yiu Lo and Mr. Franklin D. Chu.

“Designated Account” shall have the meaning set forth in Section 1.02(b)(iii) hereof.

“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto as Schedule E, dated as of the date hereof.

“Earn-Out Shares” shall have the meaning set forth in Section 1.02(b)(ii) hereof.

“Environmental Protection Commitment” shall have the meaning set forth in Section 5.21(a)(ii) hereof.

“Environmental Protection Monitoring Procedures” shall have the meaning set forth in Section 5.21(a)(iii) hereof.

“Equity Incentive Plan” shall have the meaning set forth in Section 7.11 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Executive Employment Agreement” shall have the meaning in Section 5.05(a) Section 5.05 hereof.

“FY2002,” “FY2003,” “FY2004,” “FY2005,” “FY2006,” “FY2007,” “FY2008” and “FY2009” shall mean, respectively, the financial year ended December 31 of 2002, 2003, 2004, 2005, 2006, 2007, 2008 and 2009.

“FY2006 Combined Financials” shall have the meaning set forth in Section 5.03 hereof.

“FY2006 Combined Net Profit” shall mean the combined after-tax net profit of Kelun Joint Stock and the Acquired Companies based on the financial statements of each of Kelun Joint Stock and the Acquired Companies audited by KL’s Accountants in accordance with US GAAP for FY2006, after adjustment for inter-company transactions and unrealized profits relating thereto, and after adjustment for the twenty percent (20%) minority interest in each of Heilongjiang Kelun and Heilongjiang Yaobao.

“Government Securities” shall mean any Treasury Bill issued by the United States having a maturity of one hundred and eighty (80) days or less.

“Governmental Authority” shall mean any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guizhou Kelun” shall mean Guizhou Kelun Pharmaceutical Co., Ltd.

“Hazardous Substance” shall mean any substance that is (a) listed, classified, prohibited or regulated pursuant to any environmental Laws; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials and radon; or (c) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any environmental Laws.

“Heilongjiang Kelun” shall mean Heilongjiang Kelun Pharmaceutical Co., Ltd.

“Heilongjiang Yaobao” shall mean Heilongjiang Kelun Medicine Packaging Co., Ltd.

“Hong Kong” shall mean the Hong Kong Special Administrative Region, the PRC.

“Hunan Kelun” shall mean Hunan Kelun Pharmaceutical Co., Ltd.

“Indebtedness” of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, installment payments or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnification Agreement” shall mean the indemnification agreement to be entered into between SHA and each Indemnitee in the form of Schedule M attached hereto.

“Indemnitee” shall mean each of the Board members, the Current Co. Chief Executive Officers, Mr. LIU Gexin, Mr. CHENG Zhipeng, Ms. PAN Hui, Mr. LUI Suihua, Mr. WAN Yangyu, Mr. CHEN Deguang, the Chief Financial Officer, other senior financial officer(s) and other individuals as designated by the Board.

“Independent Auditors” shall mean the then current outside independent auditors of SHA or any subsidiary of SHA, as applicable.

“Initial Share Payment” shall have the meaning set forth in Section 1.02(b)(i) hereof.

“Intellectual Property” shall mean any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore, if applicable, and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing), (iv) domain names and URL’s of or relating to the Business and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Investment Assets” shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“Jilin Kelun” shall mean Jilin Kelun Kangnaier Pharmaceutical Co., Ltd.

“Kelun Group” shall mean Sichuan Kelun Industrial Group Co., Ltd.

“Kelun Joint Stock” shall have the meaning set forth in the Recitals hereof.

“Kelun Pharm-Trading” shall mean Sichuan Kelun Pharmaceutical Trading Co., Ltd.

“Kelun Pharm Research” shall mean Sichuan Kelun Pharmaceutical Research Co., Ltd.

“Key Employees” shall have the meaning set forth in Section 5.05(a) hereof.

“KL” shall have the meaning set forth in the Preamble hereof.

“KL Acquisition” shall have the meaning set forth in the Recitals hereof.

“KL Information” shall have the meaning set forth in Section 5.18 hereof.

“KL Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the Business, Assets and Properties, operations, financial condition, liquidity or prospects of KL and the KL Subsidiaries, taken as a whole, or to prevent or materially delay consummation of the KL Acquisition or otherwise to prevent KL and the KL Shareholders from performing their obligations under this Agreement.

“KL Material Intellectual Property” shall have the meaning set forth in Section 3.16(a) hereof.

“KL Parties” shall have the meaning set forth in Section 11.09(b) hereof.

“KL Shareholders” shall have the meaning set forth in the Preamble hereof.

“KL Shareholders’ Representative” shall mean Mr. LIU Gexin or such other individual as designated by Mr. LIU Gexin in writing, who has been irrevocably and fully authorized to act on behalf of all of the KL Shareholders with respect to such matters as designated herein.

“KL Shares” shall have the meaning set forth in the Recitals hereof.

“KL Subsidiaries” shall have the meaning set forth in the Recitals hereof.

“KL’s Accountants” shall mean Ernst & Young.

“Labor Contract” shall have the meaning set forth in Section 5.05(c) hereof.

“Laws” shall mean all statutes, rules, regulations, ordinances, circulars, orders, official responses, writs, injunctions, judgments, decrees, awards, restrictions and other generally applicable official documents of any Governmental Authorities of the PRC, USA, the Cayman Islands or other applicable jurisdictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to securities, taxation, investment, zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Liabilities” shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any condition sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” shall mean any and all damages, fines, fees, penalties, losses and expenses (including interest, court costs, and reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Management Employment Agreement” shall have the meaning set forth in Section 5.05(b) hereof.

“Material Contract” shall have the meaning set forth in Section 3.15 hereof.

“Material Permits” shall have the meaning set forth in Section 3.06 hereof.

“MOFCOM” shall mean the Ministry of Commerce of the PRC.

“Net Profits” shall mean the after-tax net profits of SHA on a consolidated basis calculated based on the audited financial statements prepared by the Independent Auditors in accordance with US GAAP for any twelve (12) month period ended December 31 but for the purposes of this Agreement excluding from any such calculation of after-tax net profits (a) any amounts that may have been recorded on such audited financial statements as liabilities associated with the Warrants on such audited financial statements due to the application of EITF No. 00-19, (b) any amounts that may have been recorded on such audited financial statements pursuant to US GAAP as any compensation costs associated with (i) any Earn-Out Shares payment made pursuant to Section 1.02(b)(ii) hereof, (ii) the Cash Payment made pursuant to Section 1.02(b)(iii) hereof, (iii) any award granted under the Equity Incentive Plan, (iv) any award granted pursuant to Section 7.14 hereof and (v) the share options previously granted by SHA as disclosed in Section 4.02(a)(ii) of the Disclosure Schedule, and (c) any impacts on such financial statements as a result of any change of US GAAP occurring after the date hereof. For the avoidance of doubt, for purposes of this Agreement, Net Profits for FY2007 shall exclude the loss of SHA in FY2007 incurred prior to the Closing Date and shall be calculated on the assumption that the Acquired Companies became subsidiaries of KL as of January 1, 2007. Provided, however, if the Closing Date occurs after December 31, 2007, the Net Profit for FY2007 shall mean the consolidated after-tax net profit of KL and the KL Subsidiaries set forth in the financial statements of KL and the KL Subsidiaries audited by the Independent Auditors in accordance with US GAAP for FY2007 on the assumption that the Acquired Companies became subsidiaries of KL as of January 1, 2007.

“New KL Articles” shall mean the Amended and Restated Articles of Association of KL substantially in the form and substance set forth in Schedule C attached hereto.

“New SHA Articles” shall mean the Second Amended and Restated Memorandum and Articles of Association of SHA in the form of Schedule D attached hereto.

“Non-Competition Period” shall have the meaning set forth in Section 5.06(g)(ii) hereof.

“Non-Real Estate Leases” shall have the meaning set forth in Section 3.12 hereof.

“Notice Period” shall have the meaning set forth in Section 5.12 hereof.

“Party(ies)” shall have the meaning set forth in the Preamble hereof.

“Patents” shall mean all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” shall mean all governmental registrations, licenses, permits, authorizations and approvals.

“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with US GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the Assets and Properties subject to such Lien or the use of such Assets and Properties in the conduct of the Business.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Plan” shall mean any employment, consulting, change of control bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy agreement or arrangement of any kind, whether written or oral, and whether or not required by applicable Law.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“PRC GAAP” shall mean PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

“Pre-Closing Period Tax Returns” shall mean all Tax Returns of KL and the KL Subsidiaries for all taxable periods of KL and the KL Subsidiaries which are required to be filed on or prior to the Closing Date.

“Pre-Closing Taxes” shall mean all Taxes payable with respect to the Pre-Closing Period Tax Returns or Taxes with respect to Tax Returns filed after the Closing Date that relate back to any tax period ending prior to the Closing Date.

“Principal Regional Sales Agent” shall mean an independent sales agent directly appointed by KL to provide certain product sales and customer liaison services for KL and the KL Subsidiaries in a region designated by KL.

“Proposed Business Plan” shall have the meaning set forth in Section 3.36 hereof.

“Prospectus” shall mean the prospectus of SHA, dated April 24, 2006, relating to SHA’s Public Offering.

“Proxy Statement” shall have the meaning set forth in Section 6.03 hereof.

“Purchase Notice” shall have the meaning set forth in Section 5.12 hereof.

“Purchase Price” shall have the meaning set forth in Section 1.02(a) hereof.

“Real Estate Leases” shall have the meaning set forth in Section 3.10 hereof.

“Real Property” shall have the meaning set forth in Section 3.10 hereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“RMB” shall mean the official currency of the PRC.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC, including any of its branches or divisions.

“SEC” shall have the meaning set forth in Section 6.03 hereof.

“SEC Reports” shall have the meaning set forth in Section 4.08(a) hereof.

“Securities Act” shall mean the US Securities Act of 1933, as amended.

“Selling Notice” shall have the meaning set forth in Section 5.12 hereof.

“Separate Management Accounts” shall have the meaning set forth in Section 3.08 hereof.

“SFDA” shall mean the State of Food and Drug Administration of the PRC, including any of its branches or divisions.

“SHA” shall have the meaning set forth in the Preamble hereof.

“SHA Material Adverse Effect” shall mean any event, change or effect (excluding any event, change or effect resulting in any disturbance or adverse change in or to international financial markets, international foreign exchange markets, the international banking system or any stock, bond, futures or commodities markets in the PRC (including Hong Kong), the USA, Europe or Asia) that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, Assets and Properties, operations, financial condition, liquidity or prospects of

SHA, taken as a whole, or to prevent or materially delay consummation of the KL Acquisition or otherwise to prevent SHA from performing its obligations under this Agreement.

“SHA Ordinary Shares” shall mean ordinary shares of SHA, par value US$0.0005 per share.

“Share Payment” shall have the meaning set forth in Section 1.02(a)(ii) hereof.

“SHA Shareholders’ Meeting” shall have the meaning set forth in Section 6.03 hereof.

“SHA’s Public Offering” shall mean the initial public offering of SHA completed on April 28, 2006, in which SHA sold 14,375,000 units at a price of US$8.00 per unit. Each unit consists of one (1) SHA Ordinary Shares and one (1) Warrant (as defined below).

“SHCC” shall mean Shanghai Century Capital Corporation, a corporation established in accordance with the Laws of the Cayman Islands.

“Software” shall mean all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Tangible Personal Property” shall have the meaning set forth in Section 3.11 hereof.

“Targeted Net Profits” shall mean the targeted Net Profits for FY2007, FY2008 and FY2009, which shall be RMB180,000,000, RMB260,000,000, and RMB370,000,000, respectively.

“Tax” or “Taxes” shall mean all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Tax Return” shall mean any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes KL and the KL Subsidiaries.

“Technology” shall mean any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“Transaction Documents” shall have the meaning set forth in Section 2.03 hereof.

“Unit Purchase Option” shall mean an option granted by SHA to the representatives of the underwriters of the SHA’s Public Offering to purchase up to a total of 1,000,000 units, each consisting of one (1) SHA Ordinary Share and one (1) redeemable warrant. The warrants included in the option are identical to the Warrants except that the exercise price of each such warrant is US$7.50. The option is exercisable at US$10.00 per unit commencing on the later of the consummation of the KL Acquisition and one year from the date of the Prospectus and expires five (5) years from the date of the Prospectus.

“US” or “United States” shall mean the United States of America.

“US$” shall mean the official currency of the United States.

“US GAAP” shall mean generally accepted accounting principles, consistently applied in the United States.

“Voting Agreement” shall have the meaning set forth in Section 8.03(l) hereof.

“Warrants” shall mean the 14,375,000 warrants issued by SHA on April 28, 2006, pursuant to which one (1) warrant will entitle the holder thereof to purchase one (1) SHA Ordinary Share from SHA at an exercise price of US$6.00 commencing on the later of (a) the completion of a business combination such as the KL Acquisition or (b) April 24, 2007, and expiring on April 23, 2010.

ARTICLE 11

GENERAL PROVISIONS

Section 11.01 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to KL and the KL Shareholders:

18F/19F, Jingjiang Times Garden South,

107 Jingli Xi Lu

Chengdu, the PRC 610072

Attention: LIU Gexin

Tel: 86-28-86131122

Fax: 86-28-86131248

with a copy to:

King & Wood

40th Floor, Office Tower A, Beijing Fortune Plaza

7 Dongsanhua Zhonglu

Chaoyang District,

Beijing 100020, the PRC

Attention: Jianping Wang and Xian Liu

Tel: 8610-5878-5023

Fax: 8610-5878-5566

(b)	If to SHA:

23rd Floor, Shun Ho Tower

24 - 30 Ice House Street

Central

Hong Kong, the PRC

Attention: Anthony Kai Yiu Lo and Franklin D. Chu

Tel: 852-2854-8989

Fax: 852-2851-9088

with a copy to:

Morrison & Foerster

41F Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong, the PRC

Attention: Xiaohu Ma and Paul Boltz

Tel: 852-2585-0888

Fax: 852-2585-0800

Section 11.03 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

Section 11.04 Waiver. At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

Section 11.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.07 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between KL and any KL Shareholder and SHA with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 11.08 Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

Section 11.09 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other Parties hereto a written request for such consultation (in the case of SHA, such written request shall be from the Current Co-Chief Executive Officers acting on behalf of SHA). If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party (which shall be from the Current Co-Chief Executive Officers in the case of SHA) with notice to the others.

(b) The arbitration shall be conducted in Singapore under the auspices of the Singapore International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Current Co-Chief Executive Officers or, in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, all the independent non-executive directors as a group, acting on behalf of SHA, on the one hand, and KL and any KL Shareholder that are party to the dispute (the “KL Parties”), on the other hand, shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and neither the Current Co-Chief Executive Officers nor the KL Parties that are party to the dispute shall be limited in their selection to any prescribed list. The Chairman of the Centre shall act as the third arbitrator. If either the Current Co-Chief Executive Officers or the independent non-executive directors, as the case may be, acting on behalf of SHA or the KL Parties that are parties to the dispute do not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.09 including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.09 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of PRC and shall not apply any other substantive law, except to the extent required by the terms of this Agreement.

(e) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and any Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Each Party shall cooperate and use their respective best efforts to take all actions reasonably required to facilitate the prompt enforcement in the PRC or in any other jurisdiction of any arbitration award made by the tribunal.

(h) A Party (in the case of SHA, being the Current Co-Chief Executive Officers acting on behalf of SHA) shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 11.10 Waiver of Immunity. To the extent that each of the Parties (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or Assets and Properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waive such immunity.

Section 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the PRC.

Section 11.12 Language. This Agreement is written in both English and Chinese languages. Both versions shall be equally valid and binding.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SHANGHAI CENTURY ACQUISITION CORPORATION

NAME:
TITLE:
DATE:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NAME:
TITLE:
DATE:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

KL SHAREHOLDERS

LIU Gexin	PAN Hui	CHENG Zhipeng

LIU Suihua	LIU Yaguang	WEI Bing

YIN Fenggang	LIAO Rong	LIU Ziwei

XUE Weigang	MAO Benbing	JIANG Chuan

LIU Yashu	Cui Kunyuan	YANG Jianguang

LIU Weihua	LIANG Long	PAN Qu